                                                                    EXHIBIT 10.4


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                                PLAN DOCUMENT AND
                            SUMMARY PLAN DESCRIPTION
                                       FOR

                      SOLO MANAGEMENT COMPANY BENEFIT PLAN

                            Restated January 1, 2004

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 INFORMATION PROVIDED BY MARSH ADVANTAGE AMERICA INCLUDING, BUT NOT LIMITED TO, THIS MODEL PLAN DOCUMENT AND SUMMARY PLAN DESCRIPTION IS NOT INTENDED AS LEGAL
  ADVICE, AND SHOULD NOT BE RELIED UPON AS SUCH. THIS MODEL PLAN DOCUMENT AND SUMMARY PLAN DESCRIPTION ARE IMPORTANT LEGAL DOCUMENTS WHICH, ALONG WITH THE
       PLAN'S OPERATION, SHOULD BE REVIEWED BY THE EMPLOYER'S ATTORNEY.

  Bills for services rendered should be submitted to Marsh Advantage America as outlined in the section of this document titled "HOW TO SUBMIT A CLAIM." The charges will first be considered for benefits under The Solo Management Company
 Benefit Plan. Once determination of benefits is made under The Solo Management company Benefit Plan, a copy of the explanation of benefits from that plan will be submitted directly to Execucare for consideration of benefits under The Solo
   Management Company Execucare Plan. For benefit inquires under these plans, please call the phone number listed on the Medical identification cards provided or contact The Plan Administrator.


                                TABLE OF CONTENTS

INTRODUCTION..................................................................2
ELIGIBILITY, FUNDING, EFFECTIVE DATE AND TERMINATION PROVISIONS...............4
OPEN ENROLLMENT...............................................................11
SCHEDULE OF BENEFITS..........................................................11
MEDICAL BENEFITS..............................................................15
COST MANAGEMENT SERVICES......................................................21
DEFINED TERMS.................................................................24
PLAN EXCLUSIONS...............................................................31
PRESCRIPTION DRUG BENEFITS....................................................34
DENTAL BENEFITS...............................................................36
HOW TO SUBMIT A CLAIM.........................................................40
COORDINATION OF BENEFITS......................................................50
THIRD PARTY RECOVERY PROVISION................................................53
COBRA CONTINUATION OPTIONS....................................................55
RESPONSIBILITIES FOR PLAN ADMINISTRATION......................................60
GENERAL PLAN INFORMATION......................................................64

INTRODUCTION
This document is a description of Solo Management Company Benefit Plan (the
Plan). No oral interpretations can change this Plan. The Plan described is designed to protect Plan Participants against certain catastrophic health expenses.

Coverage under the Plan will take effect for an eligible Employee and designated Dependents when the Employee and such Dependents satisfy all the eligibility requirements of the Plan.

The Employer fully intends to maintain this Plan indefinitely. However, it reserves the right to terminate, suspend, discontinue or amend the Plan at any time and for any reason.

Changes in the Plan may occur in any or all parts of the Plan including benefit coverage, deductibles, maximums, copayments, exclusions, limitations, definitions, eligibility and the like.

Failure to follow the eligibility or enrollment requirements of this Plan may result in delay of coverage or no coverage at all. Reimbursement from the Plan can be reduced or denied because of certain provisions in the Plan, such as coordination of benefits, subrogation, exclusions, timeliness of COBRA elections, utilization review or other cost management requirements, lack of Medical Necessity, lack of timely filing of claims or lack of coverage. These provisions are explained in summary fashion in this document; additional information is available from the Plan Administrator at no extra cost.

The Plan will pay benefits only for the expenses incurred while this coverage is in force. No benefits are payable for expenses incurred before coverage began or after coverage terminated, even if the expenses were incurred as a result of an accident, injury or disease that occurred, began, or existed while coverage was in force. An expense for a service or supply is incurred on the date the service or supply is furnished.

If the Plan is terminated, amended, or benefits are eliminated, the rights of Covered Persons are limited to Covered Charges incurred before termination, amendment or elimination.

This document summarizes the Plan rights and benefits for covered Employees and their Dependents and is divided into the following parts:

ELIGIBILITY, FUNDING, EFFECTIVE DATE AND TERMINATION. Explains eligibility for coverage under the Plan, funding of the Plan and when the coverage takes effect and terminates.

SCHEDULE OF BENEFITS. Provides an outline of the Plan reimbursement formulas as well as payment limits on certain services.

BENEFIT DESCRIPTIONS. Explains when the benefit applies and the types of charges covered.

COST MANAGEMENT SERVICES. Explains the methods used to curb unnecessary and excessive charges.

     THIS PART SHOULD BE READ CAREFULLY SINCE EACH PARTICIPANT IS REQUIRED TO TAKE ACTION TO ASSURE THAT THE MAXIMUM PAYMENT LEVELS UNDER THE PLAN ARE PAID.

DEFINED TERMS. Defines those Plan terms that have a specific meaning.

PLAN EXCLUSIONS. Shows what charges are NOT covered.

CLAIM PROVISIONS. Explains the rules for filing claims and the claim appeal process.

COORDINATION OF BENEFITS. Shows the Plan payment order when a person is covered under more than one plan.

THIRD PARTY RECOVERY PROVISION. Explains the Plan's rights to recover payment of charges when a Covered Person has a claim against another person because of injuries sustained.

COBRA CONTINUATION OPTIONS. Explains when a person's coverage under the Plan ceases and the continuation options which are available.

ERISA INFORMATION. Explains the Plan's structure and the Participants' rights under the Plan.

                      ELIGIBILITY, FUNDING, EFFECTIVE DATE
                           AND TERMINATION PROVISIONS

A Plan Participant should contact the Plan Administrator to obtain additional information, free of charge, about Plan coverage of a specific benefit, particular drug, treatment, test or any other aspect of Plan benefits or requirements.

ELIGIBILITY

ELIGIBLE CLASSES OF EMPLOYEES. All Active and Retired Employees of the Employer.

ELIGIBILITY REQUIREMENTS FOR EMPLOYEE COVERAGE. A person is eligible for Employee coverage from the first day that he or she:

     (1) is a Full-Time, Active Employee of the Employer, and/or a shareholder of Solo Cup Company. An Employee is considered to be Full-Time if he or she normally works at least 20 hours per week and is on the regular payroll of the Employer for that work.

     (2) As specified in a grandfathered severance agreement, Retirees until age 65 / Medicare eligibility start date.

     (3) As specified in a grandfathered Divorce Decree, an ex-spouse of employee.

     (4)  is in a class eligible for coverage.

ELIGIBLE CLASSES OF DEPENDENTS. A Dependent is any one of the following persons:

     (1) A covered Employee's Spouse and unmarried children from birth to the limiting age of 19 years. The Dependent children must be primarily dependent upon the covered Employee for support and maintenance. However, a Dependent child will continue to be covered after age 19, provided the child is a full-time student at an accredited school, primarily dependent upon the covered Employee for support and maintenance, is unmarried and under the limiting age of 25. When the child reaches either limiting age, coverage will end on the last day of the child's birthday month. If the child does not maintain full-time status or graduates, coverage closes independent of limiting age.

          As specified in a grandfathered Divorce Decree, an ex-spouse of employee.

          Full-time student coverage continues only between semester/quarters if the student is enrolled as a full-time student in the next regular semester/quarter. If the student is not enrolled as a full-time student, coverage will be terminated retroactively to the last day of the attended school term.

          The term "Spouse" shall mean the person recognized as the covered Employee's husband or wife under the laws of the state where the covered Employee lives. The Plan Administrator may require documentation proving a legal marital relationship.

          The term "children" shall include natural children living in the same household as the Employee, adopted children or children placed with a covered Employee in anticipation of adoption or Foster Children. Step-children who reside in the Employee's household may also be included as long as a natural parent remains married to the Employee and also resides in the Employee's household.

          The phrase "child placed with a covered Employee in anticipation of adoption" refers to a child whom the Employee intends to adopt, whether or not the adoption has become final, who has not attained the age of 18 as of the date of such placement for adoption. The term "placed" means the assumption and retention by such Employee of a legal obligation for total or partial support of the child in anticipation of adoption of the child. The child must be available for adoption and the legal process must have commenced.

          Any child of a Plan Participant who is an alternate recipient under a qualified medical child support order shall be considered as having a right to Dependent coverage under this Plan.

          A participant of this Plan may obtain, without charge, a copy of the procedures governing qualified medical child support order (QMCSO) determinations from the Plan Administrator.

          The phrase "primarily dependent upon" shall mean dependent upon the covered Employee for support and maintenance as defined by the Internal Revenue Code and the covered Employee must declare the child as an income tax deduction. The Plan Administrator may require documentation proving dependency, including birth certificates, tax records or initiation of legal proceedings severing parental rights.

     (2) A covered Dependent child who reaches the limiting age and is Totally Disabled, incapable of self-sustaining employment by reason of mental or physical handicap, primarily dependent upon the covered Employee for support and maintenance and unmarried. The Plan Administrator may require, at reasonable intervals during the two years following the Dependent's reaching the limiting age, subsequent proof of the child's Total Disability and dependency.

          After such two-year period, the Plan Administrator may require subsequent proof not more than once each year. The Plan Administrator reserves the right to have such Dependent examined by a Physician of the Plan Administrator's choice, at the Plan's expense, to determine the existence of such incapacity.

These persons are excluded as Dependents: other individuals living in the covered Employee's home, but who are not eligible as defined; the legally separated or divorced former Spouse of the Employee; any person who is on active duty in any military service of any country; or any person who is covered under the Plan as an Employee.

If a person covered under this Plan changes status from Employee to Dependent or Dependent to Employee, and the person is covered continuously under this Plan before, during and after the change in status, credit will be given for all amounts applied to maximums.

          If both mother and father are Employees, their children will be covered as Dependents of the mother or father, but not of both.

ELIGIBILITY REQUIREMENTS FOR DEPENDENT COVERAGE. A family member of an Employee will become eligible for Dependent coverage on the first day that the Employee is eligible for Employee coverage and the family member satisfies the requirements for Dependent coverage.

At any time, the Plan may require proof that a Spouse or a child qualifies or continues to qualify as a Dependent as defined by this Plan.

FUNDING

COST OF THE PLAN. Solo Management Company pays the entire cost of Employee and Dependent coverage under this Plan.

ENROLLMENT

ENROLLMENT REQUIREMENTS. An Employee must enroll for coverage by filling out and signing an enrollment application. The covered Employee is required to enroll for Dependent coverage also.

ENROLLMENT REQUIREMENTS FOR NEWBORN CHILDREN.

A newborn child of a covered Employee who has Dependent coverage is not automatically enrolled in this Plan. Charges for covered nursery care will be applied toward the Plan of the newborn child. If the newborn child is required to be enrolled and is not enrolled in this Plan on a timely basis, as defined in the section "Timely Enrollments" following this section, there will be no payment from the Plan and the covered parent will be responsible for all costs.

Charges for covered routine Physician care will be applied toward the Plan of the newborn child. If the newborn child is required to be enrolled and is not enrolled in this Plan on a timely basis, there will be no payment from the Plan and the covered parent will be responsible for all costs.

If the child is required to be enrolled and is not enrolled within 31 days of birth, the enrollment will be considered a Late Enrollment.

TIMELY OR LATE ENROLLMENT

     (1) TIMELY ENROLLMENT - The enrollment will be "timely" if the completed form is received by the Plan Administrator no later than 31 days after the person becomes eligible for the coverage, either initially or under a Special Enrollment Period.

          If two Employees (husband and wife) are covered under the Plan and the Employee who is covering the Dependent children terminates coverage, the Dependent coverage may be continued by the other covered Employee as long as coverage has been continuous.

     (2) LATE ENROLLMENT - An enrollment is "late" if it is not made on a "timely basis" or during a Special Enrollment Period. Late Enrollees and their Dependents who are not eligible to join the Plan during a Special Enrollment Period may join only during open enrollment.

          If an individual loses eligibility for coverage as a result of terminating employment or a general suspension of coverage under the Plan, then upon becoming eligible again due to resumption of employment or due to resumption of Plan coverage, only the most recent period of eligibility will be considered for purposes of determining whether the individual is a Late Enrollee.

          The time between the date a Late Enrollee first becomes eligible for enrollment under the Plan and the first day of coverage is not treated as a Waiting Period. Coverage begins on August 1.

SPECIAL ENROLLMENT PERIODS

The enrollment date for anyone who enrolls under a Special Enrollment Period is the first date of coverage. Thus, the time between the date a special enrollee first becomes eligible for enrollment under the Plan and the first day of coverage is not treated as a Waiting Period.

     (1) INDIVIDUALS LOSING OTHER COVERAGE. An Employee or Dependent who is eligible, but not enrolled in this Plan, may enroll if each of the following conditions is met:

          (a) The Employee or Dependent was covered under a group health plan or had health insurance coverage at the time coverage under this Plan was previously offered to the individual.

          (b) If required by the Plan Administrator, the Employee stated in writing at the time that coverage was offered that the other health coverage was the reason for declining enrollment.

          (c) The coverage of the Employee or Dependent who had lost the coverage was under COBRA and the COBRA coverage was exhausted, or was not under COBRA and either the coverage was terminated as a result of loss of eligibility for the coverage (including as a result of legal separation, divorce, death, termination of employment or reduction in the number of hours of employment) or employer contributions towards the coverage were terminated.

          (d) The Employee or Dependent requests enrollment in this Plan not later than 31 days after the date of exhaustion of COBRA coverage or the termination of coverage or employer contributions, described above. Coverage will begin no later than the first day of the first calendar month following the date the completed enrollment form is received.

If the Employee or Dependent lost the other coverage as a result of the individual's failure to pay premiums or required contributions or for cause (such as making a fraudulent claim), that individual does not have a Special Enrollment right.

     (2)  DEPENDENT BENEFICIARIES. If:

          (a) The Employee is a participant under this Plan (or is eligible to be enrolled under this Plan but for a failure to enroll during a previous enrollment period), and

          (b) A person becomes a Dependent of the Employee through marriage, birth, adoption or placement for adoption,

          then the Dependent (and if not otherwise enrolled, the Employee) may be enrolled under this Plan as a covered Dependent of the covered Employee. In the case of the birth or adoption of a child, the Spouse of the covered Employee may be enrolled as a Dependent of the covered Employee if the Spouse is otherwise eligible for coverage.

          The Dependent Special Enrollment Period is a period of 31 days and begins on the date of the marriage, birth, adoption or placement for adoption.

          The coverage of the Dependent enrolled in the Special Enrollment Period will be effective:

          (a) in the case of marriage, the first day of the first month beginning after the date of the completed request for enrollment is received;

          (b)  in the case of a Dependent's birth, as of the date of birth; or

          (c) in the case of a Dependent's adoption or placement for adoption, the date of the adoption or placement for adoption.

EFFECTIVE DATE

EFFECTIVE DATE OF EMPLOYEE COVERAGE. An Employee will be covered under this Plan as of the first day that the Employee satisfies all of the following:

     (1)  The Eligibility Requirement.

     (2)  The Active Employee Requirement.

     (3)  The Enrollment Requirements of the Plan.

ACTIVE EMPLOYEE REQUIREMENT.

An Employee must be an Active Employee (as defined by this Plan) for this coverage to take effect.

EFFECTIVE DATE OF DEPENDENT COVERAGE. A Dependent's coverage will take effect on the day that the Eligibility Requirements are met; the Employee is covered under the Plan; and all Enrollment Requirements are met.

TERMINATION OF COVERAGE

     WHEN COVERAGE UNDER THIS PLAN STOPS, PLAN PARTICIPANTS WILL RECEIVE A CERTIFICATE THAT WILL SHOW THE PERIOD OF COVERAGE UNDER THIS PLAN. PLEASE CONTACT THE PLAN ADMINISTRATOR FOR FURTHER DETAILS.

WHEN EMPLOYEE COVERAGE TERMINATES. Employee coverage will terminate on the earliest of these dates (except in certain circumstances, a covered Employee may be eligible for COBRA continuation coverage. For a complete explanation of when COBRA continuation coverage is available, what conditions apply and how to select it, see the section entitled COBRA Continuation Options):

     (1)  The date the Plan is terminated.

     (2) The last day of the calendar month in which the covered Employee ceases to be in one of the Eligible Classes. This includes death or termination of Active Employment of the covered Employee. (See the COBRA Continuation Options.)

CONTINUATION DURING PERIODS OF EMPLOYER-CERTIFIED DISABILITY, LEAVE OF ABSENCE OR LAYOFF. A person may remain eligible for a limited time if Active, full-time work ceases due to disability, leave of absence or layoff. This continuance will end as follows:

     FOR DISABILITY LEAVE ONLY: the end of the 6 calendar month period that next follows the month in which the person last worked as an Active Employee.

     FOR LEAVE OF ABSENCE OR LAYOFF ONLY: the end of the 6 calendar month period that next follows the month in which the person last worked as an Active Employee.

While continued, coverage will be that which was in force on the last day worked as an Active Employee. However, if benefits reduce for others in the class, they will also reduce for the continued person.

REHIRING A TERMINATED EMPLOYEE. A terminated Employee who is rehired will be treated as a new hire and be required to satisfy all Eligibility and Enrollment requirements.

EMPLOYEES ON MILITARY LEAVE. Employees going into or returning from military service may elect to continue Plan coverage as mandated by the Uniformed Services Employment and Reemployment Rights Act under the following circumstances. These rights apply only to Employees and their Dependents covered under the Plan before leaving for military service.

     (1) The maximum period of coverage of a person under such an election shall be the lesser of:

          (a) The 18 month period beginning on the date on which the person's absence begins; or

          (b) The day after the date on which the person was required to apply for or return to a position or employment and fails to do so.

     (2) A person who elects to continue health plan coverage may be required to pay up to 102% of the full contribution under the Plan, except a person on active duty for 30 days or less cannot be required to pay more than the Employee's share, if any, for the coverage.

     (3) An exclusion or Waiting Period may not be imposed in connection with the reinstatement of coverage upon reemployment if one would not have been imposed had coverage not been terminated because of service. However, an exclusion or Waiting Period may be imposed for coverage of any Illness or Injury determined by the Secretary of Veterans Affairs to have been incurred in, or aggravated during, the performance of uniformed service.

WHEN DEPENDENT COVERAGE TERMINATES. A Dependent's coverage will terminate on the earliest of these dates (except in certain circumstances, a covered Dependent may be eligible for COBRA continuation coverage. For a complete explanation of when COBRA continuation coverage is available, what conditions apply and how to select it, see the section entitled COBRA Continuation Options):

     (1)  The date the Plan or Dependent coverage under the Plan is terminated.

     (2) The date that the Employee's coverage under the Plan terminates for any reason including death. (See the COBRA Continuation Options.)

     (3) The date a covered Spouse loses coverage due to loss of dependency status. (See the COBRA Continuation Options.)

     (4) On the last day of the calendar month that a Dependent child ceases to be a Dependent as defined by the Plan. (See the COBRA Continuation Options.)

                                 OPEN ENROLLMENT

OPEN ENROLLMENT

Every July 1 through July 31, the annual open enrollment period, covered Employees and their covered Dependents will be able to change some of their benefit decisions based on which benefits and coverages are right for them.

Every July 1 through July 31, the annual open enrollment period, Employees and their Dependents who are Late Enrollees will be able to enroll in the Plan.

Benefit choices made during the open enrollment period will become effective August 1 and remain in effect until the next August 1 unless there is a change in family status during the year (birth, death, marriage, divorce, adoption) or loss of coverage due to loss of a Spouse's employment.

Benefit choices for Late Enrollees made during the open enrollment period will become effective August 1.

A Plan Participant who fails to make an election during open enrollment will automatically retain his or her present coverages.

Plan Participants will receive detailed information regarding open enrollment from their Employer.

                              SCHEDULE OF BENEFITS

VERIFICATION OF ELIGIBILITY 800-562-4023

Call this number to verify eligibility for Plan benefits BEFORE the charge is incurred.

MEDICAL BENEFITS

All benefits described in this Schedule are subject to the exclusions and limitations described more fully herein including, but not limited to, the Plan Administrator's determination that: care and treatment is Medically Necessary; that charges are Usual and Reasonable; that services, supplies and care are not Experimental and/or Investigational. The meanings of these capitalized terms are in the Defined Terms section of this document.

Only a general description of health benefits covered by this Plan is included in this document. A more detailed schedule of coverage is available to any Plan Participant, at no cost, who requests one from the Plan Administrator.

NOTE: THE FOLLOWING SERVICES MUST BE PRENOTIFIED OR REIMBURSEMENT FROM THE PLAN MAY BE REDUCED.

THE ATTENDING PHYSICIAN DOES NOT HAVE TO PRE-NOTIFY THE PLAN FOR PRESCRIBING A MATERNITY LENGTH OF STAY THAT IS 48 HOURS OR LESS FOR A VAGINAL DELIVERY OR 96 HOURS OR LESS FOR A CESAREAN DELIVERY.

     HOSPITALIZATIONS

PLEASE SEE THE COST MANAGEMENT SECTION IN THIS BOOKLET FOR DETAILS.

The Plan is a plan which contains a Network Provider Organization.

          PPO name:    Plan Vista
                       Internet Address:  PlanVista.com

This Plan has entered into an agreement with certain Hospitals, Physicians and other health care providers, which are called Network Providers. Because these Network Providers have agreed to charge reduced fees to persons covered under the Plan.

It is the Covered Person's choice as to which Provider to use.

Additional information about this option, as well as a list of Network Providers, will be given to Plan Participants, at no cost, and updated as needed.

                                   NETWORK PROVIDERS                   NON-NETWORK PROVIDERS
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MAXIMUM LIFETIME
BENEFIT AMOUNT                                          $ 5,000,000

  NOTE: THE MAXIMUMS LISTED BELOW ARE THE TOTAL FOR NETWORK AND NON-NETWORK
  EXPENSES. FOR EXAMPLE, IF A MAXIMUM OF 60 DAYS IS LISTED TWICE UNDER A
  SERVICE, THE CALENDAR YEAR MAXIMUM IS 60 DAYS TOTAL WHICH MAY BE SPLIT
  BETWEEN NETWORK AND NON-NETWORK PROVIDERS.
The following charges are never paid at 100%.
  Cost containment penalties
COVERED SERVICES
HOSPITAL SERVICES
  Room and Board                   100%                                100%
                                   the semiprivate room rate           the semiprivate room rate
  Intensive Care Unit              100%                                100%
                                   Hospital's ICU Charge               Hospital's ICU Charge
SKILLED NURSING FACILITY           100%                                100%
                                   the facility's semiprivate room     the facility's semiprivate room
                                   rate                                rate
                                   within 14 days of a 3 day stay      within 14 days of a 3 day stay
                                   90 days Calendar Year maximum       90 days Calendar Year maximum
PHYSICIAN SERVICES
  Inpatient visits                 100%                                100%
  Office visits                    100%                                100%
  Surgery                          100%                                100%
HOME HEALTH CARE                   100%                                100%
                                   100 visit Calendar Year maximum     100 visit Calendar Year maximum
HOSPICE CARE                       100%                                100%
  Bereavement Counseling           100%                                100%
AMBULANCE SERVICE                  100%                                100%
OCCUPATIONAL THERAPY               100%                                100%
SPEECH THERAPY                     100%                                100%
PHYSICAL THERAPY                   100%                                100%
DURABLE MEDICAL EQUIPMENT          100%                                100%
PROSTHETICS                        100%                                100%
SPINAL MANIPULATION CHIROPRACTIC   100%                                100%
                                   $500 Calendar Year maximum          $500 Calendar Year maximum
MENTAL DISORDERS

                                   NETWORK PROVIDERS                   NON-NETWORK PROVIDERS
---------------------------------------------------------------------------------------------------------
  Inpatient                        100%                                100%
                                   20 day Calendar Year maximum        20 day Calendar Year maximum
  Outpatient                       100%                                100%
                                   20 visit Calendar Year maximum      20 visit Calendar Year maximum
SUBSTANCE ABUSE
  Inpatient                        100%                                100%
                                   20 visit Calendar Year maximum      20 visit Calendar Year maximum
  Outpatient                       100%                                100%
                                   50 visit Lifetime maximum           50 visit Lifetime maximum
  Inpatient / Outpatient
  Combined                         $12,500 Lifetime maximum            $12,500 Lifetime maximum
PREVENTIVE CARE
  Routine Well Adult Care          100%                                100%
  Includes: office visits, pap smear, mammogram, prostate screening, gynecological exam, routine physical examination, x-rays, immunizations and laboratory blood tests.
  Frequency limits for mammogram
  Ages 40 and over . . . . . . . . . . . . . . annually
  Routine Well Newborn Care        100%                                100%
  Routine Well Child Care          100%                                100%
  Includes: office visits, routine physical examination, laboratory blood tests, x-rays and immunizations through age 2.
PRESCRIPTION DRUG CARD PLAN PROVIDED BY ADVANCE PCS
VISION BENEFITS                    100%
  Includes:  exam and hardware
TEMPOROMANDIBULAR JOINT SYNDROME   100%                                100%
(TMJ)                              $1,000 Lifetime maximum             $1,000 Lifetime maximum
ORGAN TRANSPLANTS                  100%                                100%
PREGNANCY                          100%                                100%
INFERTILITY BENEFITS               100%                                100%
                                   $15,000 Lifetime maximum            $15,000 Lifetime maximum
  Includes: care, supplies and services for the diagnosis and treatment of infertility.

DENTAL BENEFITS

DENTAL PERCENTAGE PAYABLE

     Class A Services-
     Preventive.................................................  100%

     Class B Services-
     Basic......................................................  100%

     Class C Services-
     Major......................................................  100%

     Class D Services-
     Orthodontia................................................  50%

MAXIMUM BENEFIT AMOUNT

For other than Class D-Orthodontia:

     Per person per Calendar
     Year.......................................................  $ 2,000

For Class D-Orthodontia:

     Lifetime maximum per person................................  $ 1,500

                                MEDICAL BENEFITS

Medical Benefits apply when Covered Charges are incurred by a Covered Person for care of an Injury or Sickness and while the person is covered for these benefits under the Plan.

BENEFIT PAYMENT

Each Calendar Year, benefits will be paid for the Covered Charges of a Covered Person. Payment will be made at the rate shown under reimbursement rate in the Schedule of Benefits. No benefits will be paid in excess of the Maximum Benefit Amount or any listed limit of the Plan.

MAXIMUM BENEFIT AMOUNT

The Maximum Benefit Amount is shown in the Schedule of Benefits. It is the total amount of benefits that will be paid under the Plan for all Covered Charges incurred by a Covered Person.

COVERED CHARGES

Covered charges are the Usual and Reasonable Charges that are incurred for the following items of service and supply. These charges are subject to the benefit limits, exclusions and other provisions of this Plan. A charge is incurred on the date that the service or supply is performed or furnished.

     (1) HOSPITAL CARE. The medical services and supplies furnished by a Hospital or Ambulatory Surgical Center or a Birthing Center. Covered charges for room and board will be payable as shown in the Schedule of Benefits. After 23 observation hours, a confinement will be considered an inpatient confinement.

          Room charges made by a Hospital having only private rooms will be paid at 80% of the average private room rate.

          Charges for an Intensive Care Unit stay are payable as described in the Schedule of Benefits.

     (2) COVERAGE OF PREGNANCY. The Usual and Reasonable Charges for the care and treatment of Pregnancy are covered the same as any other Sickness.

          Group health plans generally may not, under Federal law, restrict benefits for any hospital length of stay in connection with childbirth for the mother or newborn child to less than 48 hours following a vaginal delivery, or less than 96 hours following a cesarean section. However, Federal law generally does not prohibit the mother's or newborn's attending provider, after consulting with the mother, from discharging the mother or her newborn earlier than 48 hours (or 96 hours as applicable). In any case, plans and issuers may not, under Federal law, require that a provider obtain authorization from the plan or the issuer for prescribing a length of stay not in excess of 48 hours (or 96 hours).

          The Usual and Reasonable Charges for the care and treatment of Pregnancy are covered the same as any other Sickness for a covered person.

     (3) SKILLED NURSING FACILITY CARE. The room and board and nursing care furnished by a Skilled Nursing Facility will be payable if and when:

          (a)  the patient is confined as a bed patient in the facility;

          (b) the confinement starts within 14 days of a Hospital confinement of at least 3 days;

          (c) the attending Physician certifies that the confinement is needed for further care of the condition that caused the Hospital confinement; and

          (d) the attending Physician completes a treatment plan which includes a diagnosis, the proposed course of treatment and the projected date of discharge from the Skilled Nursing Facility.

          Covered charges for a Covered Person's care in these facilities is limited to the covered daily charge limit shown in the Schedule of Benefits.

     (4) PHYSICIAN CARE. The professional services of a Physician for surgical or medical services.

          (a) Charges for MULTIPLE SURGICAL PROCEDURES will be a covered expense subject to the following provisions:

               (i) If bilateral or multiple surgical procedures are performed by one (1) surgeon, benefits will be determined based on the Usual and Reasonable Charge that is allowed for the primary procedures; 50% of the Usual and Reasonable Charge will be allowed for each additional procedure performed through the same incision. Any procedure that would not be an integral part of the primary procedure or is unrelated to the diagnosis will be considered "incidental" and no benefits will be provided for such procedures;

               (ii) If multiple unrelated surgical procedures are performed by two (2) or more surgeons on separate operative fields, benefits will be based on the Usual and Reasonable Charge for each surgeon's primary procedure. If two (2) or more surgeons perform a procedure that is normally performed by one (1) surgeon, benefits for all surgeons will not exceed the Usual and Reasonable percentage allowed for that procedure; and

               (iii) If an assistant surgeon is required, the assistant surgeon's covered charge will not exceed 20% of the surgeon's Usual and Reasonable allowance.

     (5) PRIVATE DUTY NURSING CARE. The private duty nursing care by a licensed nurse (R.N., L.P.N. or L.V.N.). Covered charges for this service will be included to this extent:

          (a) INPATIENT NURSING CARE. Charges are covered only when care is Medically Necessary or not Custodial in nature and the Hospital's Intensive Care Unit is filled or the Hospital has no Intensive Care Unit.

          (b) OUTPATIENT NURSING CARE. Outpatient private duty nursing care is not covered.

     (6) HOME HEALTH CARE SERVICES AND SUPPLIES. Charges for home health care services and supplies are covered only for care and treatment of an Injury or Sickness when Hospital or Skilled Nursing Facility confinement would otherwise be required. The diagnosis, care and treatment must be certified by the attending Physician and be contained in a Home Health Care Plan.

          Benefit payment for nursing, home health aide and therapy services is subject to the Home Health Care limit shown in the Schedule of Benefits.

          A home health care visit will be considered a periodic visit by either a nurse or therapist, as the case may be, or four hours of home health aide services.

     (7) HOSPICE CARE SERVICES AND SUPPLIES. Charges for hospice care services and supplies are covered only when the attending Physician has diagnosed the Covered Person's condition as being terminal, determined that the person is not expected to live more than six months and placed the person under a Hospice Care Plan.

          Covered charges for Hospice Care Services and Supplies are payable as described in the Schedule of Benefits.

          Bereavement counseling services by a licensed social worker or a licensed pastoral counselor for the patient's immediate family (covered Spouse and/or covered Dependent Children). Bereavement services must be furnished within six months after the patient's death.

     (8) OTHER MEDICAL SERVICES AND SUPPLIES. These services and supplies not otherwise included in the items above are covered as follows:

          (a) Local Medically Necessary professional AMBULANCE service. A charge for this item will be a Covered Charge only if the service is to the nearest Hospital or Skilled Nursing Facility where necessary treatment can be provided unless the Plan Administrator finds a longer trip was Medically Necessary.

          (b) ANESTHETIC; oxygen; blood and blood derivatives that are not donated or replaced; intravenous injections and solutions. Administration of these items is included.

          (c) CARDIAC REHABILITATION as deemed Medically Necessary provided services are rendered (a) under the supervision of a Physician;
               (b) in connection with a myocardial infarction, coronary occlusion or coronary bypass surgery; (c) initiated within 12 weeks after other treatment for the medical condition ends; and
               (d) in a Medical Care Facility as defined by this Plan.

          (d) Radiation or CHEMOTHERAPY and treatment with radioactive substances. The materials and services of technicians are included.

          (e) Initial CONTACT LENSES or glasses required following cataract surgery.

          (f) Rental of DURABLE MEDICAL OR SURGICAL EQUIPMENT if deemed Medically Necessary. These items may be bought rather than rented, with the cost not to exceed the fair market value of the equipment at the time of purchase, but only if agreed to in advance by the Plan Administrator.

          (g) Care, supplies and services for the diagnosis and treatment of INFERTILITY.

          (h)  LABORATORY STUDIES.

          (i) Treatment of MENTAL DISORDERS AND SUBSTANCE ABUSE. Covered charges for care, supplies and treatment of Mental Disorders and Substance Abuse will be limited as follows:

               All treatment is subject to the benefit payment maximums shown in the Schedule of Benefits.

               Physician's visits are limited to one treatment per day.

               Psychiatrists (M.D.), psychologists (Ph.D.), counselors (Ph.D.) or Masters of Social Work (M.S.W.) may bill the Plan directly. Other licensed mental health practitioners must be under the direction of and must bill the Plan through these professionals.

          (j) Injury to or care of MOUTH, TEETH AND GUMS. Charges for Injury to or care of the mouth, teeth, gums and alveolar processes will be Covered Charges under Medical Benefits only if that care is for the following oral surgical procedures:

               Excision of tumors and cysts of the jaws, cheeks, lips, tongue, roof and floor of the mouth.

               Emergency repair due to Injury to sound natural teeth.

               Surgery needed to correct accidental injuries to the jaws, cheeks, lips, tongue, floor and roof of the mouth.

               Excision of benign bony growths of the jaw and hard palate.

               External incision and drainage of cellulitis.

               Incision of sensory sinuses, salivary glands or ducts.

               Removal of impacted teeth.

               No charge will be covered under Medical Benefits for dental and oral surgical procedures involving orthodontic care of the teeth, periodontal disease and preparing the mouth for the fitting of or continued use of dentures.

          (k) OCCUPATIONAL THERAPY by a licensed occupational therapist. Therapy must be ordered by a Physician, result from an Injury or Sickness and improve a body function. Covered expenses do not include recreational programs, maintenance therapy or supplies used in occupational therapy.

          (l) ORGAN TRANSPLANT limits. Charges otherwise covered under the Plan that are incurred for the care and treatment due to an organ or tissue transplant are subject to these limits:

               The transplant must be performed to replace an organ or tissue.

               The maximum benefit for all transplant procedures performed during a Covered Person's lifetime is shown in the Schedule of Benefits.

               Charges for obtaining donor organs or tissues are Covered Charges under the Plan when the recipient is a Covered Person. When the donor has medical coverage, his or her plan will pay first. The benefits under this Plan will be reduced by those payable under the donor's plan. Donor charges include those for:

                    evaluating the organ or tissue;

                    removing the organ or tissue from the donor; and

                    transportation of the organ or tissue from within the United States and Canada to the place where the transplant is to take place.

               Benefit payments for transplant charges are included under the Organ Transplant Maximum Benefit Limit shown in the Schedule of Benefits.

               Benefit payments for donor charges are subject to the separate Donor Maximum Benefit limit as shown in the Schedule of Benefits.

          (m) PHYSICAL THERAPY by a licensed physical therapist. The therapy must be in accord with a Physician's exact orders as to type, frequency and duration and for conditions which are subject to significant improvement through short-term therapy.

          (n)  PRESCRIPTION Drugs (as defined).

          (o) ROUTINE PREVENTIVE CARE. Covered charges under Medical Benefits are payable for routine Preventive Care as described in the Schedule of Benefits.

               CHARGES FOR ROUTINE WELL ADULT CARE. Routine well adult care is care by a Physician that is not for an Injury or Sickness.

               CHARGES FOR ROUTINE WELL CHILD CARE. Routine well child care is routine care by a Physician that is not for an Injury or Sickness.

          (p) The initial purchase, fitting and repair of fitted PROSTHETIC DEVICES which replace body parts.

          (q) RECONSTRUCTIVE SURGERY. Correction of abnormal congenital conditions and reconstructive mammoplasties will be considered Covered Charges.

               This mammoplasty coverage will include reimbursement for:

               (i) reconstruction of the breast on which a mastectomy has been performed,

               (ii) surgery and reconstruction of the other breast to produce a symmetrical appearance, and

               (iii) coverage of prostheses and physical complications during all stages of mastectomy, including lymphedemas,

               in a manner determined in consultation with the attending Physician and the patient.

          (r) SPEECH THERAPY by a licensed speech therapist. Therapy must be ordered by a Physician and follow either: (i) surgery for correction of a congenital condition of the oral cavity, throat or nasal complex (other than a frenectomy) of a person; (ii) an Injury; or (iii) a Sickness that is other than a learning or Mental Disorder.

          (s) SPINAL MANIPULATION/CHIROPRACTIC SERVICES by a licensed M.D., D.O. or D.C.

          (t)  STERILIZATION procedures.

          (u) SURGICAL DRESSINGS, splints, casts and other devices used in the reduction of fractures and dislocations.

          (v)  Coverage of WELL NEWBORN NURSERY/PHYSICIAN CARE.

               CHARGES FOR ROUTINE NURSERY CARE. Routine well newborn nursery care is care while the newborn is Hospital-confined after birth and includes room, board and other normal care for which a Hospital makes a charge.

               This coverage is only provided if a parent is a Covered Person who was covered under the Plan at the time of the birth and the newborn child is an eligible Dependent and is neither injured nor ill.

               The benefit is limited to Usual and Reasonable Charges for nursery care for the newborn child while Hospital confined as a result of the child's birth.

               Charges for covered routine nursery care will be applied toward the Plan of the newborn child.

               Group health plans generally may not, under Federal law, restrict benefits for any hospital length of stay in connection with childbirth for the mother or newborn child to less than 48 hours following a vaginal delivery, or less than 96 hours following a cesarean section. However, Federal law generally does not prohibit the mother's or newborn's attending provider, after consulting with the mother, from discharging the mother or her newborn earlier than 48 hours (or 96 hours as applicable). In any case, plans and issuers may not, under Federal law, require that a provider obtain authorization from the plan or the issuer for prescribing a length of stay not in excess of 48 hours (or 96 hours).

               CHARGES FOR ROUTINE PHYSICIAN CARE. The benefit is limited to the Usual and Reasonable Charges made by a Physician for the newborn child while Hospital confined as a result of the child's birth.

               Charges for covered routine Physician care will be applied toward the Plan of the newborn child.

          (w)  Diagnostic X-RAYS.

          (x) Diagnostic and treatment services related to the treatment of Jaw Joint problems including TEMPOROMANDIBULAR JOINT SYNDROME (TMJ).

                            COST MANAGEMENT SERVICES


COST MANAGEMENT SERVICES PHONE NUMBER

Intracorp
800-533-1314

ANY REDUCED REIMBURSEMENT DUE TO FAILURE TO FOLLOW COST MANAGEMENT PROCEDURES WILL NOT ACCRUE TOWARD THE 100% MAXIMUM OUT-OF-POCKET PAYMENT.

UTILIZATION REVIEW
PRE-NOTIFICATION

As part of a program designed to keep down escalating costs, this Plan contains a Pre-Notification program. To be considered for Plan benefits, the program requires that you or your covered dependents notify the Utilization Review Provider at least 48 hours in advance with regard to the following medical services:

          -    hospital admission for inpatient treatment

Pre-Notification is a necessary requirement in the event that you or your dependents are admitted to the hospital for an inpatient confinement. The attending physician needs to notify the Utilization Review Provider prior to the patient's admission for inpatient confinement.

In case of emergency situations, it is the responsibility of the physician, patient or patient's family to contact this Pre-Notification phone number within 48 hours or by the next working day if admission occurs over a weekend or holiday. If you or your dependents are confined in a hospital at the time coverage begins you must notify the Utilization Review Provider of the hospital stay within 48 hours of when coverage begins to avoid a Pre-Notification penalty.

HOSPITAL EXPENSES UP TO $250 WILL NOT BE DEEMED COVERED EXPENSES IF THE UTILIZATION REVIEW PROVIDER IS NOT NOTIFIED WITHIN THE SPECIFIED TIME LIMITS. AS WITH ANY OTHER PLAN BENEFIT, BENEFITS WILL BE DENIED FOR ANY HOSPITAL ADMISSION OR STAY WHICH WAS NOT DETERMINED TO BE MEDICALLY NECESSARY.

SECOND AND/OR THIRD OPINION PROGRAM

Certain surgical procedures are performed either inappropriately or unnecessarily. In some cases, surgery is only one of several treatment options. In other cases, surgery will not help the condition.

In order to prevent unnecessary or potentially harmful surgical treatments, the second and/or third opinion program fulfills the dual purpose of protecting the health of the Plan's Covered Persons and protecting the financial integrity of the Plan.

Benefits will be provided for a second (and third, if necessary) opinion consultation to determine the Medical Necessity of an elective surgical procedure. An elective surgical procedure is one that can be scheduled in advance; that is, it is not an emergency or of a life-threatening nature.

The patient may choose any board-certified specialist who is not an associate of the attending Physician and who is affiliated in the appropriate specialty.

While any surgical treatment is allowed a second opinion, the following procedures are ones for which surgery is often performed when other treatments are available.

Appendectomy                      Hernia surgery                   Spinal surgery

Cataract surgery                  Hysterectomy                     Surgery to knee, shoulder, elbow
                                                                   or toe

Cholecystectomy                   Mastectomy surgery               Tonsillectomy and adenoidectomy
(gall bladder removal)

Deviated septum                   Prostate surgery                 Tympanotomy
(nose surgery)                                                     (inner ear)

Hemorrhoidectomy                  Salpingo-oophorectomy            Varicose vein ligation
                                  (removal of tubes/ovaries)

PREADMISSION TESTING SERVICE

The Medical Benefits percentage payable will be for diagnostic lab tests and x-ray exams when:

     (1) performed on an outpatient basis within seven days before a Hospital confinement;

     (2)  related to the condition which causes the confinement; and

     (3)  performed in place of tests while Hospital confined.

Covered charges for this testing will be payable at 100% for In-Network services and 100% for Out-of-Network services even if tests show the condition requires medical treatment prior to Hospital confinement or the Hospital confinement is not required.

CASE MANAGEMENT

Case Management is a program whereby a case manager monitors patients and explores, discusses and recommends coordinated and/or alternate types of appropriate Medically Necessary care. The case manager consults with the patient, the family and the attending Physician in order to develop a plan of care for approval by the patient's attending Physician and the patient. This plan of care may include some or all of the following:

     -    personal support to the patient;

     -    contacting the family to offer assistance and support;

     -    monitoring Hospital or Skilled Nursing Facility;

     -    determining alternative care options; and

     -    assisting in obtaining any necessary equipment and services.

Case Management occurs when this alternate benefit will be beneficial to both the patient and the Plan.

The case manager will coordinate and implement the Case Management program by providing guidance and information on available resources and suggesting the most appropriate treatment plan. The Plan Administrator, attending Physician, patient and patient's family must all agree to the alternate treatment plan.

Once agreement has been reached, the Plan Administrator will direct the Plan to reimburse for Medically Necessary expenses as stated in the treatment plan, even if these expenses normally would not be paid by the Plan.

NOTE: CASE MANAGEMENT IS A VOLUNTARY SERVICE. THERE ARE NO REDUCTIONS OF BENEFITS OR PENALTIES IF THE PATIENT AND FAMILY CHOOSE NOT TO PARTICIPATE.

EACH TREATMENT PLAN IS INDIVIDUALLY TAILORED TO A SPECIFIC PATIENT AND SHOULD NOT BE SEEN AS APPROPRIATE OR RECOMMENDED FOR ANY OTHER PATIENT, EVEN ONE WITH THE SAME DIAGNOSIS.

                                  DEFINED TERMS

The following terms have special meanings and when used in this Plan will be capitalized.

ACTIVE EMPLOYEE is an Employee who is on the regular payroll of the Employer and who has begun to perform the duties of his or her job with the Employer on a full-time basis.

AMBULATORY SURGICAL CENTER is a licensed facility that is used mainly for performing outpatient surgery, has a staff of Physicians, has continuous Physician and nursing care by registered nurses (R.N.s) and does not provide for overnight stays.

BIRTHING CENTER means any freestanding health facility, place, professional office or institution which is not a Hospital or in a Hospital, where births occur in a home-like atmosphere. This facility must be licensed and operated in accordance with the laws pertaining to Birthing Centers in the jurisdiction where the facility is located.

The Birthing Center must provide facilities for obstetrical delivery and short-term recovery after delivery; provide care under the full-time supervision of a Physician and either a registered nurse (R.N.) or a licensed nurse-midwife; and have a written agreement with a Hospital in the same locality for immediate acceptance of patients who develop complications or require pre- or post-delivery confinement.

BRAND NAME means a trade name medication.

CALENDAR YEAR means January 1st through December 31st of the same year.

COBRA means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

COMPLICATIONS OF PREGNANCY are determined as follows:

     These conditions are included before the Pregnancy ends: acute nephritis; ectopic Pregnancy; miscarriage; nephrosis; cardiac decompensation; missed abortion; hyperemesis gravidarum; and eclampsia of Pregnancy.

     Other Pregnancy related conditions will be covered that are as medically severe as those listed.

     These conditions are not included: false labor; occasional spotting; rest during Pregnancy even if prescribed by a Physician; morning sickness; or like conditions that are not medically termed as Complications of Pregnancy.

     COSMETIC DENTISTRY means dentally unnecessary procedures.

COVERED PERSON is an Employee, Retiree or Dependent who is covered under this Plan.

CREDITABLE COVERAGE includes most health coverage, such as coverage under a group health plan (including COBRA continuation coverage), HMO membership, an individual health insurance policy, Medicaid or Medicare.

Creditable Coverage does not include coverage consisting solely of dental or vision benefits.

CUSTODIAL CARE is care (including room and board needed to provide that care) that is given principally for personal hygiene or for assistance in daily activities and can, according to generally accepted medical standards, be performed by persons who have no medical training. Examples of Custodial Care are help in walking and getting out of bed; assistance in bathing, dressing, feeding; or supervision over medication which could normally be self-administered.

DENTIST is a person who is properly trained and licensed to practice dentistry and who is practicing within the scope of such license.

DURABLE MEDICAL EQUIPMENT means equipment which (a) can withstand repeated use,
(b) is primarily and customarily used to serve a medical purpose, (c) generally is not useful to a person in the absence of an Illness or Injury and (d) is appropriate for use in the home.

EMPLOYEE means a person who is an Active, regular Employee of the Employer, regularly scheduled to work for the Employer in an Employee/Employer relationship.

EMPLOYER is Solo Management Company.

ENROLLMENT DATE is the first day of coverage or, if there is a Waiting Period, the first day of the Waiting Period.

ERISA is the Employee Retirement Income Security Act of 1974, as amended.

EXPERIMENTAL AND/OR INVESTIGATIONAL means services, supplies, care and treatment which does not constitute accepted medical practice properly within the range of appropriate medical practice under the standards of the case and by the standards of a reasonably substantial, qualified, responsible, relevant segment of the medical and dental community or government oversight agencies at the time services were rendered.

The Plan Administrator must make an independent evaluation of the experimental/nonexperimental standings of specific technologies. The Plan Administrator shall be guided by a reasonable interpretation of Plan provisions. The decisions shall be made in good faith and rendered following a detailed factual background investigation of the claim and the proposed treatment. The decision of the Plan Administrator will be final and binding on the Plan. The Plan Administrator will be guided by the following principles:

     (1) if the drug or device cannot be lawfully marketed without approval of the U.S. Food and Drug Administration and approval for marketing has not been given at the time the drug or device is furnished; or

     (2) if the drug, device, medical treatment or procedure, or the patient informed consent document utilized with the drug, device, treatment or procedure, was reviewed and approved by the treating facility's Institutional Review Board or other body serving a similar function, or if federal law requires such review or approval; or

     (3) if Reliable Evidence shows that the drug, device, medical treatment or procedure is the subject of on-going phase I or phase II clinical trials, is the research, experimental, study or Investigational arm of on-going phase III clinical trials, or is otherwise under study to determine its maximum tolerated dose, its toxicity, its safety, its efficacy or its efficacy as compared with a standard means of treatment or diagnosis; or

     (4) if Reliable Evidence shows that the prevailing opinion among experts regarding the drug, device, medical treatment or procedure is that further studies or clinical trials are necessary to determine its maximum tolerated dose, its toxicity, its safety, its efficacy or its efficacy as compared with a standard means of treatment or diagnosis.

Reliable Evidence shall mean only published reports and articles in the authoritative medical and scientific literature; the written protocol or protocols used by the treating facility or the protocol(s) of another facility studying substantially the same drug, service, medical treatment or procedure; or the written informed consent used by the treating facility or by another facility studying substantially the same drug, device, medical treatment or procedure.

Drugs are considered Experimental if they are not commercially available for purchase and/or they are not approved by the Food and Drug Administration for general use.

FAMILY UNIT is the covered Employee or Retiree and the family members who are covered as Dependents under the Plan.

FORMULARY means a list of prescription medications compiled by the third party payor of safe, effective therapeutic drugs specifically covered by this Plan.

FOSTER CHILD means an unmarried child under the limiting age shown in the Dependent Eligibility Section of this Plan for whom a covered Employee has assumed a legal obligation. All of the following conditions must be met: the child is being raised as the covered Employee's; the child depends on the covered Employee for primary support; the child lives in the home of the covered Employee; and the covered Employee may legally claim the child as a federal income tax deduction.

A covered Foster Child is NOT a child temporarily living in the covered Employee's home; one placed in the covered Employee's home by a social service agency which retains control of the child; or whose natural parent(s) may exercise or share parental responsibility and control.

GENERIC drug means a Prescription Drug which has the equivalency of the brand name drug with the same use and metabolic disintegration. This Plan will consider as a Generic drug any Food and Drug Administration approved generic pharmaceutical dispensed according to the professional standards of a licensed pharmacist and clearly designated by the pharmacist as being generic.

GENETIC INFORMATION means information about genes, gene products and inherited characteristics that may derive from an individual or a family member. This includes information regarding carrier status and information derived from laboratory tests that identify mutations in specific genes or chromosomes, physical medical examinations, family histories and direct analysis of genes or chromosomes.

HOME HEALTH CARE AGENCY is an organization that meets all of these tests: its main function is to provide Home Health Care Services and Supplies; it is federally certified as a Home Health Care Agency; and it is licensed by the state in which it is located, if licensing is required.

HOME HEALTH CARE PLAN must meet these tests: it must be a formal written plan made by the patient's attending Physician which is reviewed at least every 30 days; it must state the diagnosis; it must certify that the Home Health Care is in place of Hospital confinement; and it must specify the type and extent of Home Health Care required for the treatment of the patient.

HOME HEALTH CARE SERVICES AND SUPPLIES include: part-time or intermittent nursing care by or under the supervision of a registered nurse (R.N.); part-time or intermittent home health aide services provided through a Home Health Care Agency (this does not include general housekeeping services); physical, occupational and speech therapy; medical supplies; and laboratory services by or on behalf of the Hospital.

HOSPICE AGENCY is an organization where its main function is to provide Hospice Care Services and Supplies and it is licensed by the state in which it is located, if licensing is required.

HOSPICE CARE PLAN is a plan of terminal patient care that is established and conducted by a Hospice Agency and supervised by a Physician.

HOSPICE CARE SERVICES AND SUPPLIES are those provided through a Hospice Agency and under a Hospice Care Plan and include inpatient care in a Hospice Unit or other licensed facility, home care, and family counseling during the bereavement period.

HOSPICE UNIT is a facility or separate Hospital Unit, that provides treatment under a Hospice Care Plan and admits at least two unrelated persons who are expected to die within six months.

HOSPITAL is an institution which is engaged primarily in providing medical care and treatment of sick and injured persons on an inpatient basis at the patient's expense and which fully meets these tests: it is accredited as a Hospital by the Joint Commission on Accreditation of Healthcare Organizations or the American Osteopathic Association Healthcare Facilities Accreditation Program; it is approved by Medicare as a Hospital; it maintains diagnostic and therapeutic facilities on the premises for surgical and medical diagnosis and treatment of sick and injured persons by or under the supervision of a staff of Physicians; it continuously provides on the premises 24-hour-a-day nursing services by or under the supervision of registered nurses (R.N.s); and it is operated continuously with organized facilities for operative surgery on the premises.

The definition of "Hospital" shall be expanded to include the following:

     - A facility operating legally as a psychiatric Hospital or residential treatment facility for mental health and licensed as such by the state in which the facility operates.

     - A facility operating primarily for the treatment of Substance Abuse if it meets these tests: maintains permanent and full-time facilities for bed care and full-time confinement of at least 15 resident patients; has a Physician in regular attendance; continuously provides 24-hour a day nursing service by a registered nurse (R.N.); has a full-time psychiatrist or psychologist on the staff; and is primarily engaged in providing diagnostic and therapeutic services and facilities for treatment of Substance Abuse.

ILLNESS means a bodily disorder, disease, physical sickness or Mental Disorder. Illness includes Pregnancy, childbirth, miscarriage or complications of Pregnancy.

INFERTILITY means incapable of producing offspring.

INJURY means an accidental physical Injury to the body caused by unexpected external means.

INTENSIVE CARE UNIT is defined as a separate, clearly designated service area which is maintained within a Hospital solely for the care and treatment of patients who are critically ill. This also includes what is referred to as a "coronary care unit" or an "acute care unit." It has: facilities for special nursing care not available in regular rooms and wards of the Hospital; special life saving equipment which is immediately available at all times; at least two beds for the accommodation of the critically ill; and at least one registered nurse (R.N.) in continuous and constant attendance 24 hours a day.

LATE ENROLLEE means a Plan Participant who enrolls under the Plan other than during the first 31-day period in which the individual is eligible to enroll under the Plan or during a Special Enrollment Period.

LIFETIME is a word that appears in this Plan in reference to benefit maximums and limitations. Lifetime is understood to mean while covered under this Plan. Under no circumstances does Lifetime mean during the lifetime of the Covered Person.

MEDICAL CARE FACILITY means a Hospital, a facility that treats one or more specific ailments or any type of Skilled Nursing Facility.

MEDICAL EMERGENCY means a sudden onset of a condition with acute symptoms requiring immediate medical care and includes such conditions as heart attacks, cardiovascular accidents, poisonings, loss of consciousness or respiration, convulsions or other such acute medical conditions.

MEDICALLY NECESSARY care and treatment is recommended or approved by a Physician or Dentist; is consistent with the patient's condition or accepted standards of good medical and dental practice; is medically proven to be effective treatment of the condition; is not performed mainly for the convenience of the patient or provider of medical and dental services; is not conducted for research purposes; and is the most appropriate level of services which can be safely provided to the patient.

All of these criteria must be met; merely because a Physician recommends or approves certain care does not mean that it is Medically Necessary.

The Plan Administrator has the discretionary authority to decide whether care or treatment is Medically Necessary.

MEDICARE is the Health Insurance For The Aged and Disabled program under Title XVIII of the Social Security Act, as amended.

MENTAL DISORDER means any disease or condition, regardless of whether the cause is organic, that is classified as a Mental Disorder in the current edition of INTERNATIONAL CLASSIFICATION OF DISEASES, published by the U.S. Department of Health and Human Services or is listed in the current edition of DIAGNOSTIC AND STATISTICAL MANUAL OF MENTAL DISORDERS, published by the American Psychiatric Association.

MORBID OBESITY is a diagnosed condition in which the body weight exceeds the medically recommended weight by either 100 pounds or is twice the medically recommended weight for a person of the same height, age and mobility as the Covered Person.

NO-FAULT AUTO INSURANCE is the basic reparations provision of a law providing for payments without determining fault in connection with automobile accidents.

OUTPATIENT CARE AND/OR SERVICES is treatment including services, supplies and medicines provided and used at a Hospital under the direction of a Physician to a person not admitted as a registered bed patient; or services rendered in a Physician's office, laboratory or X-ray facility, an Ambulatory Surgical Center, or the patient's home.

PARTIAL HOSPITALIZATION is an outpatient program specifically designed for the diagnosis or active treatment of a Mental Disorder or Substance Abuse when there is reasonable expectation for improvement or when it is necessary to maintain a patient's functional level and prevent relapse; this program shall be administered in a psychiatric facility which is accredited by the Joint Commission on Accreditation of Health Care Organizations and shall be licensed to provide partial hospitalization services, if required, by the state in which the facility is providing these services. Treatment lasts less than 24 hours, but more than four hours, a day and no charge is made for room and board.

PHARMACY means a licensed establishment where covered Prescription Drugs are filled and dispensed by a pharmacist licensed under the laws of the state where he or she practices.

PHYSICIAN means a Doctor of Medicine (M.D.), Doctor of Osteopathy (D.O.), Doctor of Dental Surgery (D.D.S.), Doctor of Podiatry (D.P.M.), Doctor of Chiropractic (D.C.), Audiologist, Certified

Nurse Anesthetist, Licensed Professional Counselor, Licensed Professional Physical Therapist, Master of Social Work (M.S.W.), Midwife, Occupational Therapist, Optometrist (O.D.), Physiotherapist, Psychiatrist, Psychologist (Ph.D.), Speech Language Pathologist and any other practitioner of the healing arts who is licensed and regulated by a state or federal agency and is acting within the scope of his or her license.

PLAN means Solo Management Company Benefit Plan, which is a benefits plan for certain employees of Solo Management Company and is described in this document.

PLAN PARTICIPANT is any Employee, Retiree or Dependent who is covered under this Plan.

PLAN YEAR is the 12-month period beginning on either the effective date of the Plan or on the day following the end of the first Plan Year which is a short Plan Year.

PREGNANCY is childbirth and conditions associated with Pregnancy, including complications.

PRESCRIPTION DRUG means any of the following: a Food and Drug
Administration-approved drug or medicine which, under federal law, is required to bear the legend: "Caution: federal law prohibits dispensing without prescription"; non-legend drugs; nutritional supplements; injectable insulin; hypodermic needles or syringes, but only when dispensed upon a written prescription of a licensed Physician. Such drug must be Medically Necessary in the treatment of a Sickness or Injury.

RETIRED EMPLOYEE is a former Active Employee of the Employer who was retired while employed by the Employer under the formal written plan of the Employer and elects to contribute to the Plan the contribution required from the Retired Employee.

SICKNESS is:

For a covered person: Illness, disease or Pregnancy.

SKILLED NURSING FACILITY is a facility that fully meets all of these tests:

     (1) It is licensed to provide professional nursing services on an inpatient basis to persons convalescing from Injury or Sickness. The service must be rendered by a registered nurse (R.N.) or by a licensed practical nurse (L.P.N.) under the direction of a registered nurse. Services to help restore patients to self-care in essential daily living activities must be provided.

     (2) Its services are provided for compensation and under the full-time supervision of a Physician.

     (3) It provides 24 hour per day nursing services by licensed nurses, under the direction of a full-time registered nurse.

     (4)  It maintains a complete medical record on each patient.

     (5)  It has an effective utilization review plan.

     (6) It is not, other than incidentally, a place for rest, the aged, drug addicts, alcoholics, mental retardates, Custodial or educational care or care of Mental Disorders.

     (7)  It is approved and licensed by Medicare.

This term also applies to charges incurred in a facility referring to itself as an extended care facility, convalescent nursing home, rehabilitation hospital or any other similar nomenclature.

SPINAL MANIPULATION/CHIROPRACTIC CARE means skeletal adjustments, manipulation or other treatment in connection with the detection and correction by manual or mechanical means of structural imbalance or subluxation in the human body. Such treatment is done by a Physician to remove nerve interference resulting from, or related to, distortion, misalignment or subluxation of, or in, the vertebral column.

 SUBSTANCE ABUSE is regular excessive compulsive drinking of alcohol and/or physical habitual dependence on drugs. This does not include dependence on tobacco and ordinary caffeine-containing drinks.

 TOTAL DISABILITY (TOTALLY DISABLED) means: In the case of a Dependent child, the complete inability as a result of Injury or Sickness to perform the normal activities of a person of like age and sex in good health.

USUAL AND REASONABLE CHARGE is a charge which is not higher than the usual charge made by the provider of the care or supply and does not exceed the usual charge made by most providers of like service in the same area. This test will consider the nature and severity of the condition being treated. It will also consider medical complications or unusual circumstances that require more time, skill or experience.

The Plan will reimburse the actual charge billed if it is less than the Usual and Reasonable Charge.

The Plan Administrator has the discretionary authority to decide whether a charge is Usual and Reasonable.

                                 PLAN EXCLUSIONS

NOTE: ALL EXCLUSIONS RELATED TO PRESCRIPTION DRUGS ARE SHOWN IN THE PRESCRIPTION DRUG PLAN.

NOTE: ALL EXCLUSIONS RELATED TO DENTAL ARE SHOWN IN THE DENTAL PLAN.

FOR ALL MEDICAL BENEFITS SHOWN IN THE SCHEDULE OF BENEFITS, A CHARGE FOR THE FOLLOWING IS NOT COVERED:

     (1) ABORTION. Services, supplies, care or treatment in connection with an abortion unless the life of the mother is endangered by the continued Pregnancy or the Pregnancy is the result of rape or incest.

     (2) ALCOHOL. Services, supplies, care or treatment to a Covered Person for an Injury or Sickness which occurred as a result of that Covered Person's illegal use of alcohol. The arresting officer's determination of inebriation will be sufficient for this exclusion. Expenses will be covered for Injured Covered Persons other than the person illegally using alcohol and expenses will be covered for Substance Abuse treatment as specified in this Plan. This exclusion does not apply if the Injury resulted from an act of domestic violence or a medical (including both physical and mental health) condition.

     (3) COMPLICATIONS OF NON-COVERED TREATMENTS. Care, services or treatment required as a result of complications from a treatment not covered under the Plan are not covered. Complications from a non-covered abortion are covered.

     (4) CUSTODIAL CARE. Services or supplies provided mainly as a rest cure, maintenance or Custodial Care.

     (5) EDUCATIONAL OR VOCATIONAL TESTING. Services for educational or vocational testing or training.

     (6) EXCESS CHARGES. The part of an expense for care and treatment of an Injury or Sickness that is in excess of the Usual and Reasonable Charge.

     (7) EXERCISE PROGRAMS. Exercise programs for treatment of any condition, except for Physician-supervised cardiac rehabilitation, occupational or physical therapy covered by this Plan.

     (8) EXPERIMENTAL OR NOT MEDICALLY NECESSARY. Care and treatment that is either Experimental/Investigational or not Medically Necessary.

     (9) FOOT CARE. Treatment of weak, strained, flat, unstable or unbalanced feet, metatarsalgia or bunions (except open cutting operations), and treatment of corns, calluses or toenails (unless needed in treatment of a metabolic or peripheral-vascular disease).

     (10) FOREIGN TRAVEL. Care, treatment or supplies out of the U.S. if travel is for the sole purpose of obtaining medical services.

     (11) GOVERNMENT COVERAGE. Care, treatment or supplies furnished by a program or agency funded by any government. This does not apply to Medicaid or when otherwise prohibited by law.

     (12) HAIR LOSS. Care and treatment for hair loss including wigs, hair transplants or any drug that promises hair growth, whether or not prescribed by a Physician.

     (13) HEARING AIDS AND EXAMS. Charges for services or supplies in connection with hearing aids or exams for their fitting for any Covered Person 2 or more years of age.

     (14) HOSPITAL EMPLOYEES. Professional services billed by a Physician or nurse who is an employee of a Hospital or Skilled Nursing Facility and paid by the Hospital or facility for the service.

     (15) ILLEGAL ACTS. Charges for services received as a result of Injury or Sickness caused by or contributed to by engaging in an illegal act or occupation; by committing or attempting to commit any crime, criminal act, assault or other felonious behavior; or by participating in a riot or public disturbance. This exclusion does not apply if the Injury resulted from an act of domestic violence or a medical (including both physical and mental health) condition.

     (16) ILLEGAL DRUGS OR MEDICATIONS. Services, supplies, care or treatment to a Covered Person for Injury or Sickness resulting from that Covered Person's voluntary taking of or being under the influence of any controlled substance, drug, hallucinogen or narcotic not administered on the advice of a Physician. Expenses will be covered for Injured Covered Persons other than the person using controlled substances and expenses will be covered for Substance Abuse treatment as specified in this Plan. This exclusion does not apply if the Injury resulted from an act of domestic violence or a medical (including both physical and mental health) condition.

     (17) NO CHARGE. Care and treatment for which there would not have been a charge if no coverage had been in force.

     (18) NON-EMERGENCY HOSPITAL ADMISSIONS. Care and treatment billed by a Hospital for non-Medical Emergency admissions on a Friday or a Saturday. This does not apply if surgery is performed within 24 hours of admission.

     (19) NO OBLIGATION TO PAY. Charges incurred for which the Plan has no legal obligation to pay.

     (20) NO PHYSICIAN RECOMMENDATION. Care, treatment, services or supplies not recommended and approved by a Physician; or treatment, services or supplies when the Covered Person is not under the regular care of a Physician. Regular care means ongoing medical supervision or treatment which is appropriate care for the Injury or Sickness.

     (21) NOT SPECIFIED AS COVERED. Non-traditional medical services, treatments and supplies which are not specified as covered under this Plan.

     (22) OBESITY. Care and treatment of obesity, weight loss or dietary control whether or not it is, in any case, a part of the treatment plan for another Sickness. Medically Necessary charges for Morbid Obesity will be covered.

     (23) OCCUPATIONAL. Care and treatment of an Injury or Sickness that is occupational -- that is, arises from work for wage or profit including self-employment.

     (24) ORTHOTICS. Charges in connection with orthotics.

     (25) PERSONAL COMFORT ITEMS. Personal comfort items or other equipment, such as, but not limited to, air conditioners, air-purification units, humidifiers, electric heating units, orthopedic mattresses, blood pressure instruments, scales, elastic bandages or stockings, nonprescription drugs and medicines, and first-aid supplies and nonhospital adjustable beds.

     (26) PLAN DESIGN EXCLUDES. Charges excluded by the Plan design as mentioned in this document.

     (27) PRIVATE DUTY NURSING. Charges in connection with care, treatment or services of a private duty nurse.

     (28) RELATIVE GIVING SERVICES. Professional services performed by a person who ordinarily resides in the Covered Person's home or is related to the Covered Person as a Spouse, parent, child, brother or sister, whether the relationship is by blood or exists in law.

     (29) REPLACEMENT BRACES. Replacement of braces of the leg, arm, back, neck, or artificial arms or legs, unless there is sufficient change in the Covered Person's physical condition to make the original device no longer functional.

     (30) SELF-INFLICTED. Any loss due to an intentionally self-inflicted Injury. This exclusion does not apply if the Injury resulted from an act of domestic violence or a medical (including both physical and mental health) condition.

     (31) SERVICES BEFORE OR AFTER COVERAGE. Care, treatment or supplies for which a charge was incurred before a person was Covered under this Plan or after coverage ceased under this Plan.

     (32) SEX CHANGES. Care, services or treatment for non-congenital transsexualism, gender dysphoria or sexual reassignment or change. This exclusion includes medications, implants, hormone therapy, surgery, medical or psychiatric treatment.

     (33) SLEEP DISORDERS. Care and treatment for sleep disorders unless deemed Medically Necessary.

     (34) SMOKING CESSATION. Care and treatment for smoking cessation programs, including smoking deterrent patches, unless Medically Necessary due to a severe active lung Illness such as emphysema or asthma.

     (35) SURGICAL STERILIZATION REVERSAL. Care and treatment for reversal of surgical sterilization.

     (36) TRAVEL OR ACCOMMODATIONS. Charges for travel or accommodations, whether or not recommended by a Physician, except for ambulance charges as defined as a covered expense.

     (37) WAR. Any loss that is due to a declared or undeclared act of war.

                           PRESCRIPTION DRUG BENEFITS

PHARMACY DRUG CHARGE

Participating pharmacies have contracted with the Plan to charge Covered Persons reduced fees for covered Prescription Drugs. Advance PCS is the administrator of the pharmacy drug plan.

MAIL ORDER DRUG BENEFIT OPTION

The mail order drug benefit option is available for maintenance medications (those that are taken for long periods of time, such as drugs sometimes prescribed for heart disease, high blood pressure, asthma, etc.). Because of volume buying, Advance PCS, the mail order pharmacy, is able to offer Covered Persons significant savings on their prescriptions.

COVERED PRESCRIPTION DRUGS

     (1) All drugs prescribed by a Physician that require a prescription either by federal or state law. This includes contraceptives, but excludes any drugs stated as not covered under this Plan.

     (2) Non-legend drugs prescribed by a Physician. This excludes any non-legend drugs stated as not covered under this Plan.

     (3) All compounded prescriptions containing at least one prescription ingredient in a therapeutic quantity.

     (4)  Insulin and other diabetic supplies when prescribed by a Physician.

     (5)  The following list of nutritional supplements:

               Non-Legend vitamins (over-the-counter)
               Legend vitamins - oral dosage form
               Legend vitamins - injectable dosage forms
               Legend Prenatal vitamins
               Hematinics (e.g. Folic Acid, Iron supplements)
               Minerals & Nutient supplements - non-injectable and injectable forms
               Calcium supplements - non-injectable and injectable forms

LIMITS TO THIS BENEFIT

This benefit applies only when a Covered Person incurs a covered Prescription Drug charge. The covered drug charge for any one prescription will be limited to:

     (1)  Refills only up to the number of times specified by a Physician.

     (2)  Refills up to one year from the date of order by a Physician.

EXPENSES NOT COVERED

This benefit will not cover a charge for any of the following:

     (1) ADMINISTRATION. Any charge for the administration of a covered Prescription Drug.

     (2)  APPETITE SUPPRESSANTS. A charge for appetite suppressants.

     (3) CONSUMED ON PREMISES. Any drug or medicine that is consumed or administered at the place where it is dispensed (unless specifically provided for under "Covered Prescription Drugs").

     (4) DEVICES. Devices of any type, even though such devices may require a prescription. These include (but are not limited to) therapeutic devices, artificial appliances, braces, support garments, or any similar device.

     (5) EXPERIMENTAL. Experimental drugs and medicines, even though a charge is made to the Covered Person.

     (6) FDA. Any drug not approved by the Food and Drug Administration (unless specifically provided for under "Covered Prescription Drugs").

     (7) INJECTABLES. A charge for hypodermic syringes and/or needles, injectables or any prescription directing administration by injection (unless specifically provided for under "Covered Prescription Drugs").

     (8) INPATIENT MEDICATION. A drug or medicine that is to be taken by the Covered Person, in whole or in part, while Hospital confined. This includes being confined in any institution that has a facility for the dispensing of drugs and medicines on its premises.

     (9) INVESTIGATIONAL. A drug or medicine labeled: "Caution - limited by federal law to investigational use".

     (10) MEDICAL EXCLUSIONS. A charge excluded under Medical Plan Exclusions.

     (11) NO CHARGE. A charge for Prescription Drugs which may be properly received without charge under local, state or federal programs.

     (12) NO PRESCRIPTION. A drug or medicine that can legally be bought without a written prescription. This does not apply to injectable insulin.

     (13) REFILLS. Any refill that is requested more than one year after the prescription was written or any refill that is more than the number of refills ordered by the Physician.

     (14) SMOKING CESSATION. A charge for Prescription Drugs, such as nicotine gum or smoking deterrent patches, for smoking cessation.

                                 DENTAL BENEFITS

This benefit applies when covered dental charges are incurred by a person while covered under this Plan.

BENEFIT PAYMENT

Each Calendar Year benefits will be paid to a Covered Person for the dental charges in excess of the deductible amount. Payment will be made at the rate shown under Dental Percentage Payable in the Schedule of Benefits. No benefits will be paid in excess of the Maximum Benefit Amount.

MAXIMUM BENEFIT AMOUNT

The Maximum dental benefit amount is shown in the Schedule of Benefits.

DENTAL CHARGES

Dental charges are the Usual and Reasonable Charges made by a Dentist or other Physician for necessary care, appliances or other dental material listed as a covered dental service.

A dental charge is incurred on the date the service or supply for which it is made is performed or furnished. However, there are times when one overall charge is made for all or part of a course of treatment. In this case, the Claims Processor will apportion that overall charge to each of the separate visits or treatments. The pro rata charge will be considered to be incurred as each visit or treatment is completed.

                             COVERED DENTAL SERVICES

                                CLASS A SERVICES:
                   PREVENTIVE AND DIAGNOSTIC DENTAL PROCEDURES

     The limits on Class A services are for routine services. If dental need is present, this Plan will consider for reimbursement services performed more frequently than the limits shown.

     (1) 2 routine oral exams per calendar year. This includes the cleaning and scaling of teeth.

     (2)  2 bitewing x-ray series every calendar year..

     (3)  One full mouth x-ray every 3 years.

     (4) One fluoride treatment for covered Dependent children under age 19 each Calendar Year.

     (5) Space maintainers for covered Dependent children under age 19 to replace primary teeth.

     (6)  Emergency palliative treatment for pain.

     (7) Sealants on the occlusal surface of a permanent posterior tooth, once per tooth in any three years, for all Employees, Spouses and Dependent children.

                                CLASS B SERVICES:
                             BASIC DENTAL PROCEDURES

     (1)  Dental x-rays not included in Class A.

     (2)  Oral surgery.

     (3)  Periodontics (gum treatments).

     (4)  Endodontics (root canals).

     (5) Extractions. This service includes local anesthesia and routine post-operative care.

     (6)  Recementing bridges, crowns or inlays.

     (7)  Fillings, other than gold.

     (8)  General anesthetics, upon demonstration of Medical Necessity.

     (9)  Antibiotic drugs.

                                CLASS C SERVICES:
                             MAJOR DENTAL PROCEDURES

     (1) Gold restorations, including inlays, onlays and foil fillings. The cost of gold restorations in excess of the cost for amalgam, synthetic porcelain or plastic materials will be included only when the teeth must be restored with gold.

     (2)  Installation of crowns.

     (3)  Installing precision attachments for removable dentures.

     (4) Installing partial, full or removable dentures to replace one or more natural teeth. This service also includes all adjustments made during 6 months following the installation.

     (5)  Addition of clasp or rest to existing partial removable dentures.

     (6) Initial installation of fixed bridgework to replace one or more natural teeth.

     (7)  Repair of crowns, bridgework and removable dentures.

     (8)  Rebasing or relining of removable dentures.

     (9) Replacing an existing removable partial or full denture or fixed bridgework; adding teeth to an existing removable partial denture; or adding teeth to existing bridgework to replace newly extracted natural teeth. However, this item will apply only if one of these tests is met:

          (a) The existing denture or bridgework was installed at least five years prior to its replacement and cannot currently be made serviceable.

          (b) The existing denture is of an immediate temporary nature. Further, replacement by permanent dentures is required and must take place within 12 months from the date the temporary denture was installed.

                                CLASS D SERVICES:
                      ORTHODONTIC TREATMENT AND APPLIANCES

     This is treatment to move teeth by means of appliances to correct a handicapping malocclusion of the mouth.

     Orthodontic treatment and appliances for all Employees, Spouses and Dependent children and include preliminary study, including x-rays, diagnostic casts and treatment plan, active treatments and retention appliance.

     Payments for comprehensive full-banded orthodontic treatments are made in installments.

ALTERNATE TREATMENT

Many dental conditions can be treated in more than one way. This Plan has an "alternate treatment" clause which governs the amount of benefits the Plan will pay for treatments covered under the Plan. If a patient chooses a more expensive treatment than is needed to correct a dental problem according to accepted standards of dental practice, the benefit payment will be based on the cost of the treatment which provides professionally satisfactory results at the most cost-effective level.

For example, if a regular amalgam filling is sufficient to restore a tooth to health, and the patient and the Dentist decide to use a gold filling, the Plan will base its reimbursement on the Usual and Reasonable Charge for an amalgam filling. The patient will pay the difference in cost.

EXCLUSIONS

A charge for the following is not covered:

     (1) ADMINISTRATIVE COSTS. Administrative costs of completing claim forms or reports or for providing dental records.

     (2)  BROKEN APPOINTMENTS. Charges for broken or missed dental appointments.

     (3) CROWNS. Crowns for teeth that are restorable by other means or for the purpose of Periodontal Splinting.

     (4) EXCLUDED UNDER MEDICAL. Services that are excluded under Medical Plan Exclusions.

     (5) HYGIENE. Oral hygiene, plaque control programs or dietary instructions.

     (6) IMPLANTS. Implants, including any appliances and/or crowns and the surgical insertion or removal of implants.

     (7) MEDICAL SERVICES. Services that, to any extent, are payable under any medical expense benefits of the Plan.

     (8) NO LISTING. Services which are not included in the list of covered dental services.

     (9) ORTHOGNATHIC SURGERY. Surgery to correct malpositions in the bones of the jaw.

     (10) PERSONALIZATION. Personalization of dentures.

     (11) REPLACEMENT. Replacement of lost or stolen appliances.

     (12) SPLINTING. Crowns, fillings or appliances that are used to connect (splint) teeth, or change or alter the way the teeth meet, including altering the vertical dimension, restoring the bite (occlusion) or are cosmetic.

                              HOW TO SUBMIT A CLAIM

     BENEFITS UNDER THIS PLAN SHALL BE PAID ONLY IF THE PLAN ADMINISTRATOR DECIDES IN ITS DISCRETION THAT A COVERED PERSON IS ENTITLED TO THEM.

When a Covered Person has a Claim to submit for payment that person must:

     (1)  Obtain a Claim form from the Personnel Office or the Plan
          Administrator.

     (2) Complete the Employee portion of the form. ALL QUESTIONS MUST BE ANSWERED.

     (3) Have the Physician or Dentist complete the provider's portion of the form.

     (4) For Plan reimbursements, attach bills for services rendered. ALL BILLS MUST SHOW:

          -    Name of Plan
          -    Employee's name
          -    Name of patient
          -    Name, address, telephone number of the provider of care
          -    Diagnosis
          -    Type of services rendered, with diagnosis and/or procedure codes
          -    Date of services
          -    Charges

     (5)  Send the above to the Claims Processor at this address:

               Marsh Advantage America
               PO Box 1520
               Iowa City, Iowa 52244
               800-562-4023

                           WHEN CLAIMS SHOULD BE FILED

Claims should be filed with the Claims Processor within 90 days of the date charges for the service were incurred. Benefits are based on the Plan's provisions at the time the charges were incurred. Claims filed later than that date may be declined or reduced unless:

          (a)  it's not reasonably possible to submit the claim in that time;
               and

          (b) the claim is submitted within one year from the date incurred. This one year period will not apply when the person is not legally capable of submitting the claim.

The Claims Processor will determine if enough information has been submitted to enable proper consideration of the claim. If not, more information may be requested from the claimant. The Plan reserves the right to have a Plan Participant seek a second medical opinion.

                                CLAIMS PROCEDURE

Following is a description of how the Plan processes Claims for benefits. A Claim is defined as any request for a Plan benefit, made by a claimant or by a representative of a claimant, that complies with the Plan's reasonable procedure for making benefit Claims. The times listed are maximum times only. A period of time begins at the time the Claim is filed. Decisions will be made within a reasonable period of time appropriate to the circumstances. "Days" means calendar days.

There are different kinds of Claims and each one has a specific timetable for either approval, payment, request for further information, or denial of the Claim. If you have any questions regarding this procedure, please contact the Plan Administrator.

The definitions of the types of Claims are:

URGENT CARE CLAIM

A Claim involving Urgent Care is any Claim for medical care or treatment where using the timetable for a non-urgent care determination could seriously jeopardize the life or health of the claimant; or the ability of the claimant to regain maximum function; or in the opinion of the attending or consulting Physician, would subject the claimant to severe pain that could not be adequately managed without the care or treatment that is the subject of the Claim.

A Physician with knowledge of the claimant's medical condition may determine if a Claim is one involving Urgent Care. If there is no such Physician, an individual acting on behalf of the Plan applying the judgment of a prudent layperson who possesses an average knowledge of health and medicine may make the determination.

In the case of a Claim involving Urgent Care, the following timetable applies:

     Notification to claimant of benefit determination                            72 hours

     Insufficient information on the Claim, or failure to follow the Plan's procedure for filing a Claim:

         Notification to claimant, orally or in writing                           24 hours

         Response by claimant, orally or in writing                               48 hours

         Benefit determination, orally or in writing                              48 hours

     Ongoing courses of treatment, notification of:

         Reduction or termination before the end of treatment                     72 hours

         Determination as to extending course of treatment                        24 hours

If there is an adverse benefit determination on a Claim involving Urgent Care, a request for an expedited appeal may be submitted orally or in writing by the claimant. All necessary information, including the Plan's benefit determination on review, may be transmitted between the Plan and the claimant by telephone, facsimile, or other similarly expeditious method.

PRE-SERVICE CLAIM

A Pre-Service Claim means any Claim for a benefit under this Plan where the Plan conditions receipt of the benefit, in whole or in part, on approval in advance of obtaining medical care. These are, for example, Claims subject to pre-certification. Please see the Cost Management section of this booklet for further information about Pre-Service Claims.

In the case of a Pre-Service Claim, the following timetable applies:

     Notification to claimant of benefit determination                            15 days

     Extension due to matters beyond the control of the Plan                      15 days

     Insufficient information on the Claim:

         Notification of                                                          15 days

         Response by claimant                                                     45 days

     Notification, orally or in writing, of failure to follow the                 5 days
     Plan's procedures for filing a Claim

     Ongoing courses of treatment:

         Reduction or termination before the end of the treatment                 15 days

         Request to extend course of treatment                                    15 days

     Review of adverse benefit determination                                      15 days per benefit appeal

PRE-SERVICE CLAIM

A Pre-Service Claim means any Claim for a benefit under this Plan where the Plan conditions receipt of the benefit, in whole or in part, on approval in advance of obtaining medical care. These are, for example, Claims subject to pre-certification. Please see the Utilization Review section of this booklet for further information about Pre-Service Claims.

In the case of a Pre-Service Claim, the following timetable applies:

     Notification to claimant of benefit determination                            15 days

     Extension due to matters beyond the control of the Plan                      15 days

     Insufficient information on the Claim:

         Response by claimant                                                     45 days

     Notification, orally or in writing, of failure to follow                      5 days
     the Plan's procedures for filing a Claim

     Ongoing courses of treatment:

         Reduction or termination before the end of the treatment                 15 days

         Request to extend course of treatment                                    15 days

     Review of adverse benefit determination                                      15 days per benefit appeal

POST-SERVICE CLAIM

A Post-Service Claim means any Claim for a Plan benefit that is not a Claim involving Urgent Care or a Pre-Service Claim; in other words, a Claim that is a request for payment under the Plan for covered medical services already received by the claimant.

In the case of a Post-Service Claim, the following timetable applies:

     Notification to claimant of benefit determination                            30 days

     Extension due to matters beyond the control of the Plan                      15 days

     Insufficient information on the Claim:

         Response by claimant                                                     45 days

     Review of adverse benefit determination                                      30 days per benefit appeal

NOTICE TO CLAIMANT OF ADVERSE BENEFIT DETERMINATIONS

Except with Urgent Care Claims, when the notification may be orally followed by written or electronic notification within three days of the oral notification, the Plan Administrator shall provide written or electronic notification of any adverse benefit determination. The notice will state, in a manner calculated to be understood by the claimant:

     (1)  The specific reason or reasons for the adverse determination.

     (2) Reference to the specific Plan provisions on which the determination was based.

     (3) A description of any additional material or information necessary for the claimant to perfect the Claim and an explanation of why such material or information is necessary.

     (4) A description of the Plan's review procedures and the time limits applicable to such procedures. This will include a statement of the claimant's right to bring a civil action under section 502 of ERISA following an adverse benefit determination on review.

     (5) A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claim.

     (6) If the adverse benefit determination was based on an internal rule, guideline, protocol, or other similar criterion, the specific rule, guideline, protocol, or criterion will be provided free of charge. If this is not practical, a statement will be included that such a rule, guideline, protocol, or criterion was relied upon in making the adverse benefit determination and a copy will be provided free of charge to the claimant upon request.

     (7) If the adverse benefit determination is based on the Medical Necessity or Experimental or Investigational treatment or similar exclusion or limit, an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the claimant's medical circumstances, will be provided. If this is not practical, a statement will be included that such explanation will be provided free of charge, upon request.

APPEALS

When a claimant receives an initial adverse benefit determination, the claimant has 180 days following receipt of the notification in which to submit a written request to appeal the decision. A claimant may submit written comments, documents, records, and other information relating to the Claim. Upon request a claimant will be provided, free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claim.

Upon a second adverse benefit determination on the Claim, the claimant has 90 days following receipt of the notification in which to submit a written request for a second and final appeal of such determination.

The period of time within which a benefit determination on review is required to be made shall begin at the time an appeal is filed in accordance with the procedures of the Plan. This timing is without regard to whether all the necessary information accompanies the filing.

A document, record, or other information shall be considered relevant to a Claim if it:

     (1)  was relied upon in making the benefit determination;

     (2) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether it was relied upon in making the benefit determination;

     (3) demonstrated compliance with the administrative processes and safeguards designed to ensure and to verify that benefit determinations are made in accordance with Plan documents and Plan provisions have been applied consistently with respect to all claimants; or

     (4) constituted a statement of policy or guidance with respect to the Plan concerning the denied treatment option or benefit.

The review shall take into account all comments, documents, records, and other information submitted by the claimant relating to the Claim, without regard to whether such information was submitted or considered in the initial benefit determination. The review will not afford deference to the initial adverse benefit determination and will be conducted by a fiduciary of the Plan who is neither the individual who made the adverse determination nor a subordinate of that individual.

If the determination was based on a medical judgment, including determinations with regard to whether a particular treatment, drug, or other item is Experimental, Investigational, or not Medically Necessary or appropriate, the fiduciary may consult with a health care professional who was not involved in the original benefit determination. In the event that a health care professional is consulted, the health care professional will have appropriate training and experience in the field of medicine involved in the medical judgment. Additionally, medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the initial determination will be identified upon written request.

                     QUALIFIED MEDICAL CHILD SUPPORT ORDERS

The Employee Retirement Income Security Act of 1974 (ERISA) and the Child Support Performance and Incentive Act of 1998 (CSPIA) require the Employer to take certain actions to help enforce state administrative and court orders for medical child support.

The Employer adopts the following procedures under ERISA to determine whether medical child support orders qualify with ERISA's requirements and thus are to be carried out. The Employer may modify or terminate these procedures to satisfy legal requirements.

A qualified medical child support order (QMCSO) establishes a child's right to receive benefits for which a plan participant or qualified beneficiary for continuation of coverage is eligible, and which the Plan has determined meets the requirements to be a qualified medical child support order.

To qualify, a medical child support order must:
Specify the name and last known mailing address of the participant and the name and mailing address of each child covered by the order; and, Include a reasonable description of the type of coverage to be provided by the
     Plan to each child, or the manner in which such type of coverage is to be determined; and,
Specify each period to which such order applies; and, Specify each plan to which such order applies.

A QMCSO must not require the Plan to provide any type or form of benefit or any option not otherwise provided under the Plan, except to meet requirements of
Section 1908 of the Social Security Act (relating to enforcement of state laws regarding child support and reimbursement of Medicaid).

Upon receiving a medical child support order, the Plan Administrator shall:
I Promptly notify in writing the Participant, each child covered by the order, and each representative for these parties of the receipt of the medical child support order. The notice shall include a copy of the order and these QMCSO procedures for determining if the order is qualified;
II Permit the child to designate a representative to receive copies of notices sent to the alternate recipient regarding the medical child support order;
III Within a reasonable time after receiving a medical child support order, determine if it is qualified and notify the participant and child(ren) subject of the order; and
IV Once the order is determined to be qualified, ensure the child is enrolled according to plan terms and the order and is otherwise treated by the Plan as a covered beneficiary for ERISA reporting and disclosure purposes. As such, the plan will distribute to the child a copy of the Summary Plan Description (SPD) and any subsequent material modifications adopted by the plan sponsor.

In the event the Plan (whether or not subject to ERISA) receives a state administrative or court medical child support order under CSPIA requiring the Employer to withhold employee contributions for group health coverage for a child, the Employer will determine whether the employee is covered or eligible under the plan, and whether the child may be eligible under the plan.

After the Employer determines the employee is subject to income withholding to pay for the child's coverage, the Employer will notify the Plan Administrator. The Plan Administrator will then notify the employee, the child and the child's custodial parent (when that is not the employee) that coverage is or will become available. The Plan Administrator will furnish the custodial parent a description of the coverage available, the effective date of the coverage and any forms, documents or other information needed to put such coverage into effect, as well as information needed to submit claims for benefits.

The Plan Administrator will provide the appropriate enrollment information to the Employer, who will then determine whether employee contributions are available to pay for the child(ren)'s coverage. If such funds are available, the plan sponsor will withhold such contributions from employee income and notify the employee to that effect.

PROTECTED HEALTH INFORMATION

1.     DEFINITIONS

"Plan Administration Functions" shall be defined as activities that would meet the definition of Payment or Health Care Operations as defined by HIPAA Section 164.501, but do not include functions to modify, amend, or terminate the Plan or solicit bids from prospective issuers. Plan administration includes quality assurance, claims processing, auditing, monitoring, and management of carve-out plans (i.e. vision and dental). Plan administration does not include any employment-related functions or functions in connection with any other benefits or benefit plans, and the Plan(s) may not disclose information for such purposes absent an authorization from an individual for whom the information pertains. In addition, enrollment functions performed by the Company are not considered Plan Administration Functions.

"PI" is defined as Protected Information. It is referred to by HIPAA 45 C.F.R.
Section 164.501 as "Protected Health Information." It is information that is created or received by a health plan, employer, health care provider, or health care clearing house and includes information that relates to the past, present, or future physical or mental health or condition of an individual; the provision of health care to an individual; or the past, present, or future payment for the provision of health care to an individual. In addition, the information either identifies the individual; or with respect to which there is a reasonable basis to believe the information can be used to identify the individual. This information may be maintained or transmitted either electronically or in any other form or medium.

"Summary Health Information" is defined by HIPAA 45 C.F.R. Section 164.504 as information that may be PI, and that summarizes the claims history, claims expenses, or type of claims experienced by individuals for whom the Company has provided health benefits under the Plan; and from which the following information has been deleted, except that the geographic information described in (B) need only be aggregated to the level of a five digit zip code.
     (A)  Names;
     (B) All geographic subdivisions smaller than a State, including street address, city, county, precinct, zip code, and their equivalent geocodes, except for the initial three digits of a zip code if, according to the current publicly available data from the Bureau of the Census:
          (1) The geographic unit formed by combining all zip codes with the same three initial digits contains more than 20,000 people; and
          (2) The initial three digits of a zip code for all such geographic units containing 20,000 or fewer people is changed to 000.
     (C) All elements of dates (except year) for dates directly related to an individual, including birth date, admission date, discharge date, date of death; and all ages over 89 and all elements of dates (including year) indicative of such age, except that such ages and elements may be aggregated into a single category of age 90 or older
     (D)  Telephone numbers;
     (E)  Fax numbers;
     (F)  Electronic mail addresses;
     (G)  Social security numbers;
     (H)  Medical record numbers;
     (I)  Health plan beneficiary numbers;
     (J)  Account numbers;
     (K)  Certificate/license numbers;
     (L) Vehicle identifiers and serial numbers, including license plate numbers;
     (M)  Device identifiers and serial numbers;
     (N)  Web Universal Resource Locators (URLs);
     (O)  Internet Protocol (IP) address numbers;
     (P)  Biometric identifiers, including finger and voice prints;
     (Q)  Full face photographic images and any comparable images; and
     (R)  Any other unique identifying number, characteristic, or code.

2.      DISCLOSURE OF SUMMARY HEALTH INFORMATION

The Plan, or a health insurance issuer or HMO with respect to the Plan, may disclose Summary Health Information to the Company, if the Company requests the Summary Health Information for the purpose of:

     (A) Obtaining premium bids from health plans for providing health insurance coverage under the Plan; or
     (B)  Modifying, amending, or terminating the Plan.

3.      DISCLOSURE OF PI

The Plan may release PI to the Company, so long as the Company agrees to do the following:
     (A) The Company shall not use or further disclose the PI other than as permitted or required by the Plan's documents or as required by law;
     (B) The Company shall ensure that any agents, including a subcontractor, to whom it provides PI shall agree to the same restrictions and conditions that apply to the Company with respect to such PI;
     (C) The Company shall not use or disclose the PI for employment-related actions and decisions or in connection with any other benefit or employee benefit plan of the Company;
     (D) The Company agrees to report to the Plan any use or disclosure of the PI that is inconsistent with the uses or disclosures provided herein, if and when the Company becomes aware of such inconsistent use or disclosure;

     (E) The Company, in accordance with HIPAA Section 164.524 and consistent with the Company Privacy Policy, has authorized the Plan to make PI available to Individuals;
     (F) The Company, in accordance with HIPAA Section 164.526 and consistent with the Company Privacy Policy, has authorized the Plan to make PI available to Individuals for amendment and to incorporate such amendments of PI;
     (G) The Company, in accordance with HIPAA Section 164.528 and consistent with the Company Privacy Policy, has authorized the Plan to make available the information required to provide an accounting of disclosures;
     (H) The Company, agrees to make its internal practices, books, and records relating to the use and disclosure of PI received from the Plan available to the Secretary for purposes of determining the Plan's compliance with HIPAA; and
     (I) If feasible, the Company shall return or destroy all PI that the Company received from the Plan and which the Company no longer needs for the purpose for which disclosure was made, except that, if such return or destruction is not feasible, the Company shall limit further uses and disclosures to those purposes that make the return or destruction of the PI infeasible.

4.      ADEQUATE SEPARATIONS

The Company shall ensure that the following adequate separations are established:

     (A) The Company shall designate specific people who shall use and disclose PI on behalf of the Plan for purposes of Plan Administration Functions. The Plan shall use and/or disclose (as proscribed in subsection (5)) PI to the following people:

               those identified in the account report provided to the Claims Processor or plan agents, or any modification thereto, and the following people (if any):
               _________________________________________________________________
               _________________________________________________________________
               _________________________________________________________________
               _________________________________________________________________
               _________________________________________________________________

     (B) Access and use of PI by the Group shall be limited to Plan Administration Functions that the Company performs on behalf of the Plan;
     (C) Any issues of non-compliance by the Group shall result in disciplinary measures specified in the Company Privacy Policy.

5.      USES AND DISCLOSURES

The Plan may:

     (A) Disclose PI to the Company in order for the Company to carry out Plan Administration Functions consistent with the provisions of subsections
          (A) through (I) and Subsection 4 above;
     (B) Permit an insurance company, insurance service, insurance organization, or HMO to disclose PI to the Company, so long as the disclosure is made to a person listed in the Group, and the disclosure is only for the purpose described in this Subsection 5;
     (C) Not Disclose or permit an insurance company, insurance service, insurance organization, or HMO to disclose PI to the Company unless the Company's privacy notice contains a provision which permits such disclosure; and
     (D) Not disclose PI to the Company for the purpose of employment-related actions or decisions or in connection with any other benefit or employee benefit plan of the Company.

                            COORDINATION OF BENEFITS

COORDINATION OF THE BENEFIT PLANS. Coordination of benefits sets out rules for the order of payment of Covered Charges when two or more plans -- including Medicare -- are paying. When a Covered Person is covered by this Plan and another plan, or the Covered Person's Spouse is covered by this Plan and by another plan or the couple's Covered children are covered under two or more plans, the plans will coordinate benefits when a claim is received.

The plan that pays first according to the rules will pay as if there were no other plan involved. The secondary and subsequent plans will pay the balance due up to 100% of the total allowable expenses.

BENEFIT PLAN. This provision will coordinate the medical and dental benefits of a benefit plan. The term benefit plan means this Plan or any one of the following plans:

     (1) Group or group-type plans, including franchise or blanket benefit plans.

     (2)  Blue Cross and Blue Shield group plans.

     (3)  Group practice and other group prepayment plans.

     (4)  Federal government plans or programs. This includes Medicare.

     (5) Other plans required or provided by law. This does not include Medicaid or any benefit plan like it that, by its terms, does not allow coordination.

     (6) No Fault Auto Insurance, by whatever name it is called, when not prohibited by law.

ALLOWABLE CHARGE. For a charge to be allowable it must be a Usual and Reasonable Charge and at least part of it must be covered under this Plan.

In the case of HMO (Health Maintenance Organization) or other in-network only plans: This Plan will not consider any charges in excess of what an HMO or network provider has agreed to accept as payment in full. Also, when an HMO or network plan is primary and the Covered Person does not use an HMO or network provider, this Plan will not consider as an allowable charge any charge that would have been covered by the HMO or network plan had the Covered Person used the services of an HMO or network provider.

In the case of service type plans where services are provided as benefits, the reasonable cash value of each service will be the allowable charge.

AUTOMOBILE LIMITATIONS. When medical payments are available under vehicle insurance, the Plan shall pay excess benefits only, without reimbursement for vehicle plan deductibles. This Plan shall always be considered the secondary carrier regardless of the individual's election under PIP (personal injury protection) coverage with the auto carrier.

BENEFIT PLAN PAYMENT ORDER. When two or more plans provide benefits for the same allowable charge, benefit payment will follow these rules.

     (1) Plans that do not have a coordination provision, or one like it, will pay first. Plans with such a provision will be considered after those without one.

     (2) Plans with a coordination provision will pay their benefits up to the Allowable Charge:

          (a) The benefits of the plan which covers the person directly (that is, as an employee, member or subscriber) ("Plan A") are determined before those of the plan which covers the person as a dependent ("Plan B").

          (b) The benefits of a benefit plan which covers a person as an Employee who is neither laid off nor retired are determined before those of a benefit plan which covers that person as a laid-off or Retired Employee. The benefits of a benefit plan which covers a person as a Dependent of an Employee who is neither laid off nor retired are determined before those of a benefit plan which covers a person as a Dependent of a laid off or Retired Employee. If the other benefit plan does not have this rule, and if, as a result, the plans do not agree on the order of benefits, this rule does not apply.

          (c) The benefits of a benefit plan which covers a person as an Employee who is neither laid off nor retired or a Dependent of an Employee who is neither laid off nor retired are determined before those of a plan which covers the person as a COBRA beneficiary.

          (d) When a child is covered as a Dependent and the parents are not separated or divorced, these rules will apply:

               (i) The benefits of the benefit plan of the parent whose birthday falls earlier in a year are determined before those of the benefit plan of the parent whose birthday falls later in that year;

               (ii) If both parents have the same birthday, the benefits of the benefit plan which has covered the patient for the longer time are determined before those of the benefit plan which covers the other parent.

          (e) When a child's parents are divorced or legally separated, these rules will apply:

               (i) This rule applies when the parent with custody of the child has not remarried. The benefit plan of the parent with custody will be considered before the benefit plan of the parent without custody.

               (ii) This rule applies when the parent with custody of the child has remarried. The benefit plan of the parent with custody will be considered first. The benefit plan of the stepparent that covers the child as a Dependent will be considered next. The benefit plan of the parent without custody will be considered last.

               (iii) This rule will be in place of items (i) and (ii) above when it applies. A court decree may state which parent is financially responsible for medical and dental benefits of the child. In this case, the benefit plan of that parent will be considered before other plans that cover the child as a Dependent.

               (iv) If the specific terms of the court decree state that the parents shall share joint custody, without stating that one of the parents is responsible for the health care expenses of the child, the plans covering the child shall follow the order of benefit determination rules outlined above when a child is covered as a Dependent and the parents are not separated or divorced.

          (f) If there is still a conflict after these rules have been applied, the benefit plan which has covered the patient for the longer time will be considered first. When there is a conflict in coordination of benefit rules, the Plan will never pay more than 50% of allowable charges when paying secondary.

     (3) Medicare will pay primary, secondary or last to the extent stated in federal law. When Medicare is to be the primary payer, this Plan will base its payment upon benefits that would have been paid by Medicare under Parts A and B, regardless of whether or not the person was enrolled under both of these parts.

     (4) If a Plan Participant is under a disability extension from a previous benefit plan, that benefit plan will pay first and this Plan will pay second.

CLAIMS DETERMINATION PERIOD. Benefits will be coordinated on a Calendar Year basis. This is called the claims determination period.

RIGHT TO RECEIVE OR RELEASE NECESSARY INFORMATION. To make this provision work, this Plan may give or obtain needed information from another insurer or any other organization or person. This information may be given or obtained without the consent of or notice to any other person. A Covered Person will give this Plan the information it asks for about other plans and their payment of allowable charges.

FACILITY OF PAYMENT. This Plan may repay other plans for benefits paid that the Plan Administrator determines it should have paid. That repayment will count as a valid payment under this Plan.

RIGHT OF RECOVERY. This Plan may pay benefits that should be paid by another benefit plan. In this case this Plan may recover the amount paid from the other benefit plan or the Covered Person. That repayment will count as a valid payment under the other benefit plan.

Further, this Plan may pay benefits that are later found to be greater than the allowable charge. In this case, this Plan may recover the amount of the overpayment from the source to which it was paid.

                         THIRD PARTY RECOVERY PROVISION


RIGHT OF SUBROGATION AND REFUND

WHEN THIS PROVISION APPLIES. The Covered Person may incur medical or dental charges due to Injuries which may be caused by the act or omission of a Third Party or a Third Party may be responsible for payment. In such circumstances, the Covered Person may have a claim against that Third Party, or insurer, for payment of the medical or dental charges. Accepting benefits under this Plan for those incurred medical or dental expenses automatically assigns to the Plan any rights the Covered Person may have to Recover payments from any Third Party or insurer. This Subrogation right allows the Plan to pursue any claim which the Covered Person has against any Third Party, or insurer, whether or not the Covered Person chooses to pursue that claim. The Plan may make a claim directly against the Third Party or insurer, but in any event, the Plan has a lien on any amount Recovered by the Covered Person whether or not designated as payment for medical expenses. This lien shall remain in effect until the Plan is repaid in full.

The Covered Person:

     (1) automatically assigns to the Plan his or her rights against any Third Party or insurer when this provision applies; and

     (2) must repay to the Plan the benefits paid on his or her behalf out of the Recovery made from the Third Party or insurer.

AMOUNT SUBJECT TO SUBROGATION OR REFUND. The Covered Person agrees to recognize the Plan's right to Subrogation and reimbursement. These rights provide the Plan with a 100%, first dollar priority over ANY and all Recoveries and funds paid by a Third Party to a Covered Person relative to the Injury or Sickness, including a priority over any claim for non-medical or dental charges, attorney fees, or other costs and expenses. Accepting benefits under this Plan for those incurred medical or dental expenses automatically assigns to the Plan any and all rights the Covered Person may have to recover payments from any Responsible Third Party. Further, accepting benefits under this Plan for those incurred medical or dental expenses automatically assigns to the Plan the Covered Person's Third Party Claims.

Notwithstanding its priority to funds, the Plan's Subrogation and Refund rights, as well as the rights assigned to it, are limited to the extent to which the Plan has made, or will make, payments for medical or dental charges as well as any costs and fees associated with the enforcement of its rights under the Plan. The Plan reserves the right to be reimbursed for its court costs and attorneys' fees if the Plan needs to file suit in order to Recover payment for medical or dental expenses from the Covered Person. Also, the Plan's right to Subrogation still applies if the Recovery received by the Covered Person is less than the claimed damage, and, as a result, the claimant is not made whole.

When a right of Recovery exists, the Covered Person will execute and deliver all required instruments and papers as well as doing whatever else is needed to secure the Plan's right of Subrogation as a condition to having the Plan make payments. In addition, the Covered Person will do nothing to prejudice the right of the Plan to Subrogate.

CONDITIONS PRECEDENT TO COVERAGE. The Plan shall have no obligation whatsoever to pay medical or dental benefits to a Covered Person if a Covered Person refuses to cooperate with the Plan's reimbursement and Subrogation rights or refuses to execute and deliver such papers as the Plan may require in furtherance of its reimbursement and Subrogation rights. Further, in the event the Covered Person is a minor, the Plan shall have no obligation to pay any medical or dental benefits incurred on account of Injury or Sickness caused by a Responsible Third Party until after the Covered Person or his authorized legal representative obtains valid Court recognition and approval of the Plan's 100%, first dollar reimbursement and Subrogation rights on all Recoveries, as well as approval for the execution of any papers necessary for the enforcement thereof, as described herein.

DEFINED TERMS: "Covered Person" means anyone covered under the Plan, including minor dependents.

"Recoveries" means all monies paid to the Covered Person by way of judgment, settlement, or otherwise to compensate for all losses caused by the Injury or Sickness, whether or not said losses reflect medical or dental charges covered by the Plan. "Recoveries" further includes, but is not limited to, recoveries for medical or dental expenses, attorneys' fees, costs and expenses, pain and suffering, loss of consortium, wrongful death, lost wages and any other recovery of any form of damages or compensation whatsoever.

"Refund" means repayment to the Plan for medical or dental benefits that it has paid toward care and treatment of the Injury or Sickness.

"Subrogation" means the Plan's right to pursue and lien upon the Covered Person's claims for medical or dental charges against the other person.

"Third Party" means any Third Party including another person or a business entity.

RECOVERY FROM ANOTHER PLAN UNDER WHICH THE COVERED PERSON IS COVERED. This right of Refund also applies when a Covered Person recovers under an uninsured or underinsured motorist plan (which will be treated as Third Party coverage when reimbursement or Subrogation is in order), homeowner's plan, renter's plan, medical malpractice plan or any liability plan.

RIGHTS OF PLAN ADMINISTRATOR. The Plan Administrator has a right to request reports on and approve of all settlements.

                           COBRA CONTINUATION OPTIONS

A federal law, the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), requires that most employers sponsoring a group health plan ("Plan") offer Employees and their families covered under their health plan the opportunity for a temporary extension of health coverage (called "COBRA continuation coverage") in certain instances where coverage under the Plan would otherwise end. This notice is intended to inform Plan Participants and beneficiaries, in summary fashion, of the rights and obligations under the continuation coverage provisions of COBRA, as amended and reflected in final and proposed regulations published by the Department of the Treasury. This notice is intended to reflect the law and does not grant or take away any rights under the law. Complete instructions on COBRA, as well as election forms and other information, will be provided by the Plan Administrator to Plan Participants who become Qualified Beneficiaries under COBRA.

WHAT IS COBRA CONTINUATION COVERAGE? COBRA continuation coverage is group health plan coverage that an employer must offer to certain Plan Participants and their eligible family members (called "Qualified Beneficiaries") at group rates for up to a statutory-mandated maximum period of time or until they become ineligible for COBRA continuation coverage, whichever occurs first. The right to COBRA continuation coverage is triggered by the occurrence of one of certain enumerated events that result in the loss of coverage under the terms of the employer's Plan (the "Qualifying Event"). The coverage must be identical to the Plan coverage that the Qualified Beneficiary had immediately before the Qualifying Event, or if the coverage has been changed, the coverage must be identical to the coverage provided to similarly situated active employees who have not experienced a Qualifying Event (in other words, similarly situated nonCOBRA beneficiaries).

WHO IS A QUALIFIED BENEFICIARY?  In general, a Qualified Beneficiary is:

     (i) Any individual who, on the day before a Qualifying Event, is covered under a Plan by virtue of being on that day either a covered Employee, the Spouse of a covered Employee, or a Dependent child of a covered Employee. If, however, an individual is denied or not offered coverage under the Plan under circumstances in which the denial or failure to offer constitutes a violation of applicable law, then the individual will be considered to have had the Plan coverage and will be considered a Qualified Beneficiary if that individual experiences a Qualifying Event.

     (ii) Any child who is born to or placed for adoption with a covered Employee during a period of COBRA continuation coverage. If, however, an individual is denied or not offered coverage under the Plan under circumstances in which the denial or failure to offer constitutes a violation of applicable law, then the individual will be considered to have had the Plan coverage and will be considered a Qualified Beneficiary if that individual experiences a Qualifying Event.

     (iii) A covered Employee who retired on or before the date of substantial elimination of Plan coverage which is the result of a bankruptcy proceeding under Title 11 of the U.S. Code with respect to the Employer, as is the Spouse, surviving Spouse or Dependent child of such a covered Employee if, on the day before the bankruptcy Qualifying Event, the Spouse, surviving Spouse or Dependent child was a beneficiary under the Plan.

The term "covered Employee" includes not only common-law employees (whether part-time or full-time) but also any individual who is provided coverage under the Plan due to his or her performance of services for the employer sponsoring the Plan (e.g., self-employed individuals, independent contractor, or corporate director).

An individual is not a Qualified Beneficiary if the individual's status as a covered Employee is attributable to a period in which the individual was a nonresident alien who received from the individual's Employer no earned income that constituted income from sources within the United States. If, on account of the preceding reason, an individual is not a qualified beneficiary, then a Spouse or Dependent child of the individual is not considered a Qualified Beneficiary by virtue of the relationship to the individual. A domestic partner is not a Qualified Beneficiary.

Each Qualified Beneficiary (including a child who is born to or placed for adoption with a covered Employee during a period of COBRA continuation coverage) must be offered the opportunity to make an independent election to receive COBRA continuation coverage.

WHAT IS A QUALIFYING EVENT? A Qualifying Event is any of the following if the Plan provided that the Plan participant would lose coverage (i.e., cease to be covered under the same terms and conditions as in effect immediately before the Qualifying Event) in the absence of COBRA continuation coverage:

     (i)    The death of a covered Employee.

     (ii) The termination (other than by reason of the Employee's gross misconduct), or reduction of hours, of a covered Employee's employment.

     (iii) The divorce or legal separation of a covered Employee from the Employee's Spouse.

     (iv)   A covered Employee's enrollment in the Medicare program.

     (v) A Dependent child's ceasing to satisfy the Plan's requirements for a Dependent child (e.g., attainment of the maximum age for dependency under the Plan).

     (vi) A proceeding in bankruptcy under Title 11 of the U.S. Code with respect to an Employer from whose employment a covered Employee retired at any time.

If the Qualifying Event causes the covered Employee, or the Spouse or a Dependent child of the covered Employee, to cease to be covered under the Plan under the same terms and conditions as in effect immediately before the Qualifying Event (or in the case of the bankruptcy of the Employer, any substantial elimination of coverage under the Plan occurring within 12 months before or after the date the bankruptcy proceeding commences), the persons losing such coverage become Qualified Beneficiaries under COBRA if all the other conditions of the COBRA law are also met. Any increase in contribution that must be paid by a covered Employee, or the Spouse, or a Dependent child of the covered Employee, for coverage under the Plan that results from the occurrence of one of the events listed above is a loss of coverage.

WHAT IS THE ELECTION PERIOD AND HOW LONG MUST IT LAST? An election period is the time period within which the Qualified Beneficiary can elect COBRA continuation coverage under the Employer's Plan. A Plan can condition availability of COBRA continuation coverage upon the timely election of such coverage. An election of COBRA continuation coverage is a timely election if it is made during the election period. The election period must begin not later than the date the Qualified Beneficiary would lose coverage on account of the Qualifying Event and must not end before the date that is 60 days after the later of the date the Qualified Beneficiary would lose coverage on account of the Qualifying Event or the date notice is provided to the Qualified Beneficiary of her or his right to elect COBRA continuation coverage.

IS A COVERED EMPLOYEE OR QUALIFIED BENEFICIARY RESPONSIBLE FOR INFORMING THE PLAN ADMINISTRATOR OF THE OCCURRENCE OF A QUALIFYING EVENT? In general, the Employer or Plan Administrator must determine when a Qualifying Event has occurred. However, each covered Employee or Qualified Beneficiary is responsible for notifying the Plan Administrator of the occurrence of a Qualifying Event that is:

     (i) A Dependent child's ceasing to be a Dependent child under the generally applicable requirements of the Plan.

     (ii)   The divorce or legal separation of the covered Employee.

The Plan is not required to offer the Qualified Beneficiary an opportunity to elect COBRA continuation coverage if the notice is not provided to the Plan Administrator within 60 days after the later of: the date of the Qualifying Event, or the date the Qualified Beneficiary would lose coverage on account of the Qualifying Event.

IS A WAIVER BEFORE THE END OF THE ELECTION PERIOD EFFECTIVE TO END A QUALIFIED BENEFICIARY'S ELECTION RIGHTS? If, during the election period, a Qualified Beneficiary waives COBRA continuation coverage, the waiver can be revoked at any time before the end of the election period. Revocation of the waiver is an election of COBRA continuation coverage. However, if a waiver is later revoked, coverage need not be provided retroactively (that is, from the date of the loss of coverage until the waiver is revoked). Waivers and revocations of waivers are considered made on the date they are sent to the Employer or Plan Administrator, as applicable.

WHEN MAY A QUALIFIED BENEFICIARY'S COBRA CONTINUATION COVERAGE BE TERMINATED? During the election period, a Qualified Beneficiary may waive COBRA continuation coverage. Except for an interruption of coverage in connection with a waiver, COBRA continuation coverage that has been elected for a Qualified Beneficiary must extend for at least the period beginning on the date of the Qualifying Event and ending not before the earliest of the following dates:

     (i)    The last day of the applicable maximum coverage period.

     (ii) The first day for which Timely Payment is not made to the Plan with respect to the Qualified Beneficiary.

     (iii) The date upon which the Employer ceases to provide any group health plan (including successor plans) to any Employee.

     (iv) The date, after the date of the election, that the Qualified Beneficiary first becomes covered under any other Plan that does not contain any exclusion or limitation with respect to any pre-existing condition, other than such an exclusion or limitation that does not apply to, or is satisfied by, the Qualified Beneficiary.

     (v) The date, after the date of the election, that the Qualified Beneficiary first enrolls in the Medicare program (either part A or part B, whichever occurs earlier).

     (vi) In the case of a Qualified Beneficiary entitled to a disability extension, the later of:

            (a) (i) 29 months after the date of the Qualifying Event, or (ii) the first day of the month that is more than 30 days after the date of a final determination under Title II or XVI of the Social Security Act that the disabled Qualified Beneficiary whose disability resulted in the Qualified Beneficiary's entitlement to the disability extension is no longer disabled, whichever is earlier; or

            (b) the end of the maximum coverage period that applies to the Qualified Beneficiary without regard to the disability extension.

The Plan can terminate for cause the coverage of a Qualified Beneficiary on the same basis that the Plan terminates for cause the coverage of similarly situated nonCOBRA beneficiaries, for example, for the submission of a fraudulent claim.

In the case of an individual who is not a Qualified Beneficiary and who is receiving coverage under the Plan solely because of the individual's relationship to a Qualified Beneficiary, if the Plan's obligation to make COBRA continuation coverage available to the Qualified Beneficiary ceases, the Plan is not obligated to make coverage available to the individual who is not a Qualified Beneficiary.

WHAT ARE THE MAXIMUM COVERAGE PERIODS FOR COBRA CONTINUATION COVERAGE? The maximum coverage periods are based on the type of the Qualifying Event and the status of the Qualified Beneficiary, as shown below.

     (i) In the case of a Qualifying Event that is a termination of employment or reduction of hours of employment, the maximum coverage period ends 18 months after the Qualifying Event if there is not a disability extension and 29 months after the Qualifying Event if there is a disability extension.

     (ii) In the case of a covered Employee's enrollment in the Medicare program before experiencing a Qualifying Event that is a termination of employment or reduction of hours of employment, the maximum coverage period for Qualified Beneficiaries other than the covered Employee ends on the later of:

            (a) 36 months after the date the covered Employee becomes enrolled in the Medicare program; or

            (b) 18 months (or 29 months, if there is a disability extension) after the date of the covered Employee's termination of employment or reduction of hours of employment.

     (iii) In the case of a bankruptcy Qualifying Event, the maximum coverage period for a Qualified Beneficiary who is the retired covered Employee ends on the date of the retired covered Employee's death. The maximum coverage period for a Qualified Beneficiary who is the Spouse, surviving Spouse or Dependent child of the retired covered Employee ends on the earlier of the date of the Qualified Beneficiary's death or the date that is 36 months after the death of the retired covered Employee.

     (iv) In the case of a Qualified Beneficiary who is a child born to or placed for adoption with a covered Employee during a period of COBRA continuation coverage, the maximum coverage period is the maximum coverage period applicable to the Qualifying Event giving rise to the period of COBRA continuation coverage during which the child was born or placed for adoption.

     (v) In the case of any other Qualifying Event than that described above, the maximum coverage period ends 36 months after the Qualifying Event.

UNDER WHAT CIRCUMSTANCES CAN THE MAXIMUM COVERAGE PERIOD BE EXPANDED? If a Qualifying Event that gives rise to an 18-month or 29-month maximum coverage period is followed, within that 18- or 29-month period, by a second Qualifying Event that gives rise to a 36-months maximum coverage period, the original period is expanded to 36 months, but only for individuals who are Qualified Beneficiaries at the time of both Qualifying Events. In no circumstance can the COBRA maximum coverage period be expanded to more than 36 months after the date of the first Qualifying Event.

HOW DOES A QUALIFIED BENEFICIARY BECOME ENTITLED TO A DISABILITY EXTENSION? A disability extension will be granted if an individual (whether or not the covered Employee) who is a Qualified Beneficiary in connection with the Qualifying Event that is a termination or reduction of hours of a covered Employee's employment, is determined under Title II or XVI of the Social Security Act to have been disabled at any time during the first 60 days of COBRA continuation coverage. To qualify for the disability extension, the Qualified Beneficiary must also provide the Plan Administrator with notice of the disability determination on a date that is both within 60 days after the date of the determination and before the end of the original 18-month maximum coverage.

CAN A PLAN REQUIRE PAYMENT FOR COBRA CONTINUATION COVERAGE? Yes. For any period of COBRA continuation coverage, a Plan can require the payment of an amount that does not exceed 102% of the applicable premium except the Plan may require the payment of an amount that does not exceed 150% of the applicable premium for any period of COBRA continuation coverage covering a disabled qualified beneficiary that would not be required to be made available in the absence of a disability extension. A group health plan can terminate a qualified beneficiary's COBRA continuation coverage as of the first day of any period for which timely payment is not made to the Plan with respect to that qualified beneficiary.

MUST THE PLAN ALLOW PAYMENT FOR COBRA CONTINUATION COVERAGE TO BE MADE IN MONTHLY INSTALLMENTS? Yes. The Plan is also permitted to allow for payment at other intervals.

WHAT IS TIMELY PAYMENT FOR PAYMENT FOR COBRA CONTINUATION COVERAGE? Timely Payment means payment that is made to the Plan by the date that is 30 days after the first day of that period. Payment that is made to the Plan by a later date is also considered Timely Payment if either under the terms of the Plan, covered Employees or Qualified Beneficiaries are allowed until that later date to pay for their coverage for the period or under the terms of an arrangement between the Employer and the entity that provides Plan benefits on the Employer's behalf, the Employer is allowed until that later date to pay for coverage of similarly situated nonCOBRA beneficiaries for the period.

Notwithstanding the above paragraph, a Plan cannot require payment for any period of COBRA continuation coverage for a Qualified Beneficiary earlier than 45 days after the date on which the election of COBRA continuation coverage is made for that Qualified Beneficiary. Payment is considered made on the date on which it is sent to the Plan.

If Timely Payment is made to the Plan in an amount that is not significantly less than the amount the Plan requires to be paid for a period of coverage, then the amount paid will be deemed to satisfy the Plan's requirement for the amount to be paid, unless the Plan notifies the Qualified Beneficiary of the amount of the deficiency and grants a reasonable period of time for payment of the deficiency to be made. A "reasonable period of time" is 30 days after the notice is provided. A shortfall in a Timely Payment is not significant if it is no greater than the lesser of $50 or 10% of the required amount.

MUST A QUALIFIED BENEFICIARY BE GIVEN THE RIGHT TO ENROLL IN A CONVERSION HEALTH PLAN AT THE END OF THE MAXIMUM COVERAGE PERIOD FOR COBRA CONTINUATION COVERAGE? If a Qualified Beneficiary's COBRA continuation coverage under a group health plan ends as a result of the expiration of the applicable maximum coverage period, the Plan must, during the 180- day period that ends on that expiration date, provide the Qualified Beneficiary with the option of enrolling under a conversion health plan if such an option is otherwise generally available to similarly situated nonCOBRA beneficiaries under the Plan. If such a conversion option is not otherwise generally available, it need not be made available to Qualified Beneficiaries.

                    RESPONSIBILITIES FOR PLAN ADMINISTRATION

PLAN ADMINISTRATOR. Solo Management Company Benefit Plan is the benefit plan of Solo Management Company, the Plan Administrator, also called the Plan Sponsor. It is to be administered by the Plan Administrator in accordance with the provisions of ERISA. An individual may be appointed by Solo Management Company to be Plan Administrator and serve at the convenience of the Employer. If the Plan Administrator resigns, dies or is otherwise removed from the position, Solo Management Company shall appoint a new Plan Administrator as soon as reasonably possible.

The Plan Administrator shall administer this Plan in accordance with its terms and establish its policies, interpretations, practices, and procedures. It is the express intent of this Plan that the Plan Administrator shall have maximum legal discretionary authority to construe and interpret the terms and provisions of the Plan, to make determinations regarding issues which relate to eligibility for benefits, to decide disputes which may arise relative to a Plan Participant's rights, and to decide questions of Plan interpretation and those of fact relating to the Plan. The decisions of the Plan Administrator will be final and binding on all interested parties.

Service of legal process may be made upon the Plan Administrator.

DUTIES OF THE PLAN ADMINISTRATOR.

     (1)  To administer the Plan in accordance with its terms.

     (2) To interpret the Plan, including the right to remedy possible ambiguities, inconsistencies or omissions.

     (3) To decide disputes which may arise relative to a Plan Participant's rights.

     (4) To prescribe procedures for filing a claim for benefits and to review claim denials.

     (5) To keep and maintain the Plan documents and all other records pertaining to the Plan.

     (6)  To appoint a Claims Processor to pay claims.

     (7)  To perform all necessary reporting as required by ERISA.

     (8) To establish and communicate procedures to determine whether a medical child support order is qualified under ERISA Sec. 609.

     (9) To delegate to any person or entity such powers, duties and responsibilities as it deems appropriate.

PLAN ADMINISTRATOR COMPENSATION. The Plan Administrator serves WITHOUT compensation; however, all expenses for plan administration, including compensation for hired services, will be paid by the Plan.

FIDUCIARY. A fiduciary exercises discretionary authority or control over management of the Plan or the disposition of its assets, renders investment advice to the Plan or has discretionary authority or responsibility in the administration of the Plan.

FIDUCIARY DUTIES. A fiduciary must carry out his or her duties and responsibilities for the purpose of providing benefits to the Employees and their Dependent(s), and defraying reasonable expenses of administering the Plan. These are duties which must be carried out:

     (1) with care, skill, prudence and diligence under the given circumstances that a prudent person, acting in a like capacity and familiar with such matters, would use in a similar situation;

     (2) by diversifying the investments of the Plan so as to minimize the risk of large losses, unless under the circumstances it is clearly prudent not to do so; and

     (3) in accordance with the Plan documents to the extent that they agree with ERISA.

THE NAMED FIDUCIARY. A "named fiduciary" is the one named in the Plan. A named fiduciary can appoint others to carry out fiduciary responsibilities (other than as a trustee) under the Plan. These other persons become fiduciaries themselves and are responsible for their acts under the Plan. To the extent that the named fiduciary allocates its responsibility to other persons, the named fiduciary shall not be liable for any act or omission of such person unless either:

     (1) the named fiduciary has violated its stated duties under ERISA in appointing the fiduciary, establishing the procedures to appoint the fiduciary or continuing either the appointment or the procedures; or

     (2)  the named fiduciary breached its fiduciary responsibility under
          Section 405(a) of ERISA.

CLAIMS PROCESSOR IS NOT A FIDUCIARY. A Claims Processor is NOT a fiduciary under the Plan by virtue of paying claims in accordance with the Plan's rules as established by the Plan Administrator.

                    FUNDING THE PLAN AND PAYMENT OF BENEFITS

The cost of the Plan is funded as follows:

FOR EMPLOYEE AND DEPENDENT COVERAGE: Funding is derived solely from the funds of the Employer.

Benefits are paid directly from the Plan through the Claims Processor.

                       PLAN IS NOT AN EMPLOYMENT CONTRACT

The Plan is not to be construed as a contract for or of employment.

                                 CLERICAL ERROR

Any clerical error by the Plan Administrator or an agent of the Plan Administrator in keeping pertinent records or a delay in making any changes will not invalidate coverage otherwise validly in force or continue coverage validly terminated. An equitable adjustment of contributions will be made when the error or delay is discovered.

If, due to a clerical error, an overpayment occurs in a Plan reimbursement amount, the Plan retains a contractual right to the overpayment. The person or institution receiving the overpayment will be required to return the incorrect amount of money. In the case of a Plan Participant, if it is requested, the amount of overpayment will be deducted from future benefits payable.

                        AMENDING AND TERMINATING THE PLAN

If the Plan is terminated, the rights of the Plan Participants are limited to expenses incurred before termination.

The Employer intends to maintain this Plan indefinitely; however, it reserves the right, at any time, to amend, suspend or terminate the Plan in whole or in part. This includes amending the benefits under the Plan or the Trust agreement (if any).

                  CERTAIN PLAN PARTICIPANTS RIGHTS UNDER ERISA

Plan Participants in this Plan are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA specifies that all Plan Participants shall be entitled to:

               Examine, without charge, at the Plan Administrator's office, all Plan documents and copies of all documents governing the Plan, including a copy of the latest annual report (form 5500 series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Pension and Welfare Benefits Administration.

               Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.

               Continue health care coverage for a Plan Participant, Spouse, or other dependents if there is a loss of coverage under the Plan as a result of a qualifying event. Employees or dependents may have to pay for such coverage.

               Review this summary plan description and the documents governing the Plan on the rules governing COBRA continuation coverage rights.

               Reduction or elimination of exclusionary periods of coverage for Pre-Existing Conditions under this group health Plan, if an Employee or dependent has Creditable Coverage from another plan. The Employee or dependent should be provided a certificate of Creditable Coverage, free of charge, from the group health plan or health insurance issuer when coverage is lost under the plan, when a person becomes entitled to elect COBRA continuation coverage, when COBRA continuation coverage ceases, if a person requests it before losing coverage, or if a person requests it up to 24 months after losing coverage. Without evidence of Creditable Coverage, a Plan Participant may be subject to a Pre-Existing Conditions exclusion for 12 months (18 months for Late Enrollees) after the Enrollment Date of coverage.

If a Plan Participant's claim for a benefit is denied or ignored, in whole or in part, the participant has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps a Plan Participant can take to enforce the above rights. For instance, if a Plan Participant requests a copy of Plan documents or the latest annual report from the Plan and does not receive them within 30 days, he or she may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and to pay the Plan Participant up to $110 a day until he or she receives the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If the Plan Participant has a claim for benefits which is denied or ignored, in whole or in part, the participant may file suit in state or federal court.

In addition, if a Plan Participant disagrees with the Plan's decision or lack thereof concerning the qualified status of a medical child support order, he or she may file suit in federal court.

In addition to creating rights for Plan Participants, ERISA imposes obligations upon the individuals who are responsible for the operation of the Plan. The individuals who operate the Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of the Plan Participants and their beneficiaries. No one, including the Employer or any other person, may fire a Plan Participant or otherwise discriminate against a Plan Participant in any way to prevent the Plan Participant from obtaining benefits under the Plan or from exercising his or her rights under ERISA.

If it should happen that the Plan fiduciaries misuse the Plan's money, or if a Plan Participant is discriminated against for asserting his or her rights, he or she may seek assistance from the U.S. Department of Labor, or may file suit in a federal court. The court will decide who should pay court costs and legal fees. If the Plan Participant is successful, the court may order the person sued to pay these costs and fees. If the Plan Participant loses, the court may order him or her to pay these costs and fees, for example, if it finds the claim or suit to be frivolous.

If the Plan Participant has any questions about the Plan, he or she should contact the Plan Administrator. If the Plan Participant has any questions about this statement or his or her rights under ERISA or the Health Insurance Portability and Accountability Act (HIPAA), that Plan Participant should contact either the nearest area office of the Pension and Welfare Benefits Administration, U.S. Department of Labor listed in the telephone directory or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, at 200 Constitution Avenue, N.W., Washington, DC 20210.

                            GENERAL PLAN INFORMATION

TYPE OF ADMINISTRATION

The Plan is a self-funded group health Plan and the administration is provided through a Third Party Claims Processor. The funding for the benefits is derived from the funds of the Employer. The Plan is not insured.

PLAN NAME

Solo Management Company Benefit Plan

PLAN NUMBER: NEED A PLAN NUMBER

TAX ID NUMBER: 36-4170584

PLAN EFFECTIVE DATE: August 1, 2002, restated January 1, 2004

PLAN YEAR ENDS: 07/31

EMPLOYER INFORMATION

          Solo Management Company
          1700 Old Deerfield Road
          Highland Park, Illinois 60035
          847-579-3247

PLAN ADMINISTRATOR

          Solo Management Company
          1700 Old Deerfield Road
          Highland Park, Illinois 60035
          847-579-3247

NAMED FIDUCIARY

          Solo Management Company
          1700 Old Deerfield Road
          Highland Park, Illinois 60035

AGENT FOR SERVICE OF LEGAL PROCESS

          Solo Management Company
          1700 Old Deerfield Road
          Highland Park, Illinois 60035

CLAIMS PROCESSOR

          Marsh Advantage America
          PO Box 1520
          Iowa City, Iowa 52244
          800-562-4023

BY THIS AGREEMENT, Solo Management Company Benefit Plan is hereby adopted as shown.

IN WITNESS WHEREOF, this instrument is executed for Solo Management Company on or as of the day and year first below written.


By
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          Solo Management Company

Date
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Witness
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Date
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